As filed with the Securities and Exchange Commission on June 11, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILGAN HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	3411	06-1269834
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification no.)

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank W. Hogan, III, Esq.

Senior Vice President, General Counsel and Secretary

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert J. Rawn, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166-4193

(212) 294-6700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

*If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
5 1⁄2% Senior Notes due 2022	$300,000,000	100%	$300,000,000	$38,640(2)

(1)	Determined solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(p) under the Securities Act, filing fees aggregating $112,692 have already been paid with respect to unsold securities registered pursuant to registration statement on Form S-4 (File No. 333-174624) filed with the SEC on May 31, 2011, as amended, and are being carried forward. As a result, all of the filing fee of $38,640 due for this offering is offset against the registration fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 11, 2014

PROSPECTUS

Offer to Exchange

All Outstanding $300,000,000 aggregate principal amount of our 5 1⁄2% Senior Notes due 2022 which have not been registered under the Securities Act of 1933 for

$300,000,000 aggregate principal amount of our new 5 1⁄2% Senior Notes due 2022 which have been registered under the Securities Act of 1933

Material Terms of the Exchange Offer

•	We are offering to exchange all of our currently outstanding 5 1⁄2% Senior Notes due 2022, or the old notes, which have not been registered under the Securities Act of 1933, as amended, or the Securities Act, that are validly tendered and not validly withdrawn for an equal principal amount of newly issued 5 1⁄2% Senior Notes due 2022, or the new notes, which are registered under the Securities Act. We sometimes refer to the old notes and the new notes in this prospectus, collectively, as the notes.

•	The terms of the new notes will be substantially identical to those of the old notes except for transfer restrictions and registration rights relating to the old notes.

•	The new notes, like the old notes, will be unsecured and will rank equally in right of payment with our existing and future unsecured unsubordinated indebtedness and will rank ahead of our existing and future subordinated debt. In addition, the new notes, like the old notes, will be effectively subordinated to all of our secured debt to the extent of the assets securing such debt.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2014, unless extended.

•	You may withdraw tenders of old notes at any time before the exchange offer expires. If you withdraw your tender of old notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	You may tender old notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	There is no existing public market for the old notes and there is currently no public market for the new notes. We do not intend to list the new notes on any national securities exchange.

•	The exchange of the notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	Broker-dealers who receive new notes pursuant to the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

•	Broker-dealers who acquired the old notes as a result of market-making or other trading activities may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes.

For a discussion of certain risks that you should consider before participating in the exchange offer, see “Risk Factors ” beginning on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2014

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon request. If you would like a copy of any of this information, please submit your request to Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901, Attention: General Counsel (telephone number (203) 975-7110). In addition, to obtain timely delivery of any information you request, you must submit your request no later than                 , 2014. In the event that we extend the exchange offer, you must submit your request five business days before the date the exchange offer expires, as extended.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

In this prospectus, the terms “we,” “our,” “us,” and the “Company” mean Silgan Holdings Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also retrieve our SEC filings at our Internet website at www.silganholdings.com. The information contained on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information by referring to another document separately filed with the SEC. This information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•	Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 21, 2014; and

•	Current Reports on Form 8-K filed January 21, 2014, February 7, 2014, March 4, 2014, March 6, 2014, March 21, 2014, May 16, 2014 and May 29, 2014.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus and until this exchange offer is completed or otherwise terminated.

We encourage you to read our periodic and current reports, as they provide additional information about us that prudent investors find important. You may request a copy of these filings without charge by writing to or by telephoning us at the following address:

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

Attention: General Counsel

(203) 975-7110

FORWARD-LOOKING STATEMENTS

The statements we have made in this prospectus or in documents incorporated by reference herein which are not historical facts are “forward-looking statements.” These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

The discussion in our “Risk Factors” and our “Management’s Discussion and Analysis of Results of Operations and Financial Condition” sections in our Annual Report on Form 10-K for the year ended December 31, 2013 and in the other documents incorporated by reference into this prospectus highlight some of the more important risks identified by our management, but should not be assumed to be the only factors that could affect future performance. Other factors that could cause the actual results of our operations or our financial condition to differ from those expressed or implied in these forward-looking statements include, but are not necessarily limited to, our ability to effect cost reduction initiatives and realize benefits from capital investments; our ability to satisfy our obligations under our contracts; the impact of customer claims; compliance by our suppliers with the terms of our arrangements with them; changes in consumer preferences for different packaging products; changes in general economic conditions; the idling or loss of one or more of our significant manufacturing facilities; significant increases in the costs of health care benefits in the United States as well as the unknown impact of recent health care legislation in the United States; the adoption of new accounting standards or interpretations; changes in income tax provisions; and other factors described in our other filings with the SEC.

Except to the extent required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts. Forward-looking statements use terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “will,” “should,” “seeks,” “pro forma” or similar expressions in connection with any disclosure of future operating or financial performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors,” that may cause our actual results of operations, financial condition, levels of activity, performance or achievements to be materially different from any future results of operations, financial condition, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

MARKET AND INDUSTRY DATA

The market, industry or similar data presented herein are based upon estimates by our management, using various third party sources where available. While management believes that such estimates are reasonable and reliable, in certain cases such estimates cannot be verified by information available from independent sources. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

SUMMARY

This summary contains basic information about us and this exchange offer. Because it is a summary, it does not contain all of the information that you should consider before you decide to participate in this exchange offer. You should read this entire prospectus carefully, including the section “Risk Factors” and our financial statements and the notes thereto incorporated by reference herein.

Our Company

We are a leading manufacturer of rigid packaging for shelf-stable food and other consumer goods products. We are a leading manufacturer of metal containers in North America and Europe, and in North America we are the largest manufacturer of metal food containers with a unit volume market share in the United States in 2013 of approximately half of the market. We are also a leading worldwide manufacturer of metal, composite and plastic closures for food and beverage products. Additionally, we are a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, food, health care and household and industrial chemical markets. For the fiscal year ended December 31, 2013, we had consolidated net sales of approximately $3.7 billion.

Our products are used for a wide variety of end markets and we operate 87 manufacturing plants in North America, Europe, Asia and South America. Our products include:

•	steel and aluminum containers for human and pet food and general line products;

•	metal, composite and plastic closures for food and beverage products; and

•	custom designed plastic containers, tubes and closures for personal care, food, health care, pharmaceutical, household and industrial chemical, pet care, agricultural chemical, automotive and marine chemical products.

We believe that our leading market positions, long-term customer relationships, leading technology and manufacturing platform, record of quality and service and proven ability to integrate acquisitions have allowed us to grow our net sales and to increase our market share. In February 2013, we acquired the metal vacuum closures operations in Australia of Amcor Limited, or Amcor Australia Metal Closures, and we combined these operations with our closures operations in Southeast Asia. In October 2013, we acquired Portola Packaging, Inc. and its subsidiaries, or Portola. Portola is a leading manufacturer of plastic closures for beverages and operates five plastic closure manufacturing facilities in the United States, Mexico, the United Kingdom and the Czech Republic. Portola also manufactures plastic bottles in three facilities in Canada, which facilities are now included in our plastic container business. In December 2013, we acquired the U.S. metal vacuum closures operations of Tecnocap S.p.A. and Tecnocap LLC, or Tecnocap U.S. Metal Closures, and we combined these operations with our closures operations in the United States.

Corporate Information

Our principal executive offices are located at 4 Landmark Square, Stamford, Connecticut 06901, and our telephone number is (203) 975-7110.

Our Businesses

We are a holding company that conducts our business through various operating subsidiaries. We operate three businesses, our metal container business, our closures business and our plastic container business.

Metal Containers—63.1 percent of consolidated net sales for the fiscal year ended December 31, 2013

Our metal container business is engaged in the manufacture and sale of steel and aluminum containers that are used primarily by processors and packagers for food products, such as soup, vegetables, fruit, meat, tomato based products, coffee, seafood, adult nutritional drinks, pet food and other miscellaneous food products, as well as general line metal containers primarily for chemicals. We have 44 metal container manufacturing facilities located in the United States, Europe and Asia, serving over 50 countries throughout the world. For the fiscal year ended December 31, 2013, our metal container business had net sales of $2.34 billion (approximately 63.1 percent of our consolidated net sales) and income from operations of $236.3 million (approximately 69.9 percent of our consolidated income from operations excluding corporate expense). We estimate that approximately 90 percent of our projected North American metal container sales in 2014 will be pursuant to multi-year customer supply arrangements. Our largest customers for our metal container business include Campbell Soup Company, or Campbell, ConAgra Foods, Inc., or ConAgra, Del Monte Corporation, or Del Monte, General Mills, Inc., Hormel Foods Corporation, Mars, Incorporated, or Mars, Nestlé Food Company, or Nestlé, Pacific Coast Producers, or Pacific Coast, Pinnacle Foods Group LLC, Stanislaus Food Products Company and TreeHouse Foods, Inc., or TreeHouse.

Closures—19.4 percent of consolidated net sales for the fiscal year ended December 31, 2013

Our closures business provides customers with an extensive variety of proprietary metal, composite and plastic closures that ensure closure quality and safety, as well as state-of-the-art capping/sealing equipment and detection systems to complement our closures product offering. We manufacture metal, composite and plastic closures for food and beverage products, such as juices and juice drinks, ready-to-drink teas, sports and energy drinks, dairy products, ketchup, salsa, pickles, tomato sauce, soup, cooking sauces, gravies, fruits, vegetables, preserves, baby food, baby juices and infant formula products. We have 20 closure manufacturing facilities located in North America, Europe, Asia and South America, from which we serve over 70 countries throughout the world. In addition, we license our technology to five other manufacturers for various markets we do not serve directly. For the fiscal year ended December 31, 2013, our closures business had net sales of $720.1 million (approximately 19.4 percent of our consolidated net sales) and income from operations of $63.0 million (approximately 18.7 percent of our consolidated income from operations excluding corporate expense). Our largest customers of our closures business include Andros Group, Campbell, The Coca-Cola Company, Dean Foods Company, Dr Pepper Snapple Group, Inc., Heinz Group, Hipp GmbH & CoKG, The J.M. Smucker Company, MillerCoors LLC, Nestlé Group, PepsiCo Inc., TreeHouse and Unilever N.V., or Unilever.

Plastic Containers—17.5 percent of consolidated net sales for the fiscal year ended December 31, 2013

We manufacture custom designed and stock plastic containers for personal care and health care products, including containers for mouthwash, shampoos, conditioners, hand creams, lotions, liquid soap, respiratory and gastrointestinal products, cosmetics and toiletries; food and beverage products, including peanut butter, salad dressings, condiments, dairy products, powdered drink mixes and liquor; household and industrial chemical products, including containers for scouring cleaners, cleaning agents and lawn, garden and agricultural chemicals; and pharmaceutical products, including containers for tablets, antacids and eye cleaning solutions. We also manufacture plastic tubes primarily for personal care products such as skin lotions and hair treatment products, and plastic closures, caps, sifters and fitments for food and household products, including salad dressings, peanut butter, spices, liquid margarine, powdered drink mixes and arts and crafts supplies. In addition, we manufacture plastic thermoformed barrier and non-barrier bowls and trays for food products, such as soups and other ready-to-eat meals and pet food, as well as thermoformed plastic tubs for personal care and household products, including soft fabric wipes. We have an extensive geographic presence in North America with 23 manufacturing facilities in the United States and Canada. For the fiscal year ended December 31, 2013, our plastic container business had net sales of $647.0 million (approximately 17.5 percent of our consolidated net sales) and income from operations of $38.6 million (approximately 11.4 percent of our consolidated income from operations excluding corporate expense). Since 1987, we have grown our market position in the plastic container business, with net sales increasing sevenfold. Our largest customers for our plastic container business include Berlin Packaging LLC, Campbell, The Clorox Company, ConAgra, Johnson & Johnson, Kraft Foods, Inc., L’Oréal, Mars, McCormick & Company, Inc., Merck & Co., Inc., The Procter & Gamble Company, The Scotts Company LLC, TreeHouse, TricorBraun, Unilever and Vi-Jon Laboratories, Inc.

Our Strengths

Leading Market Positions. We are a leading manufacturer of rigid packaging for shelf-stable food and other consumer goods products. We are a leading manufacturer of metal containers in North America and Europe, and in North America we are the largest manufacturer of metal food containers with a unit volume market share in the United States in 2013 of approximately half of the market. We are also a leading worldwide manufacturer of metal, composite and plastic closures for food and beverage products. Additionally, we are a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, food, health care and household and industrial chemical markets.

Consistent Growth and Stable Cash Flow Generation. Through our leading market positions, long-term customer relationships, leading technology and manufacturing platform, record of quality and service and proven ability to integrate acquisitions, we have increased consolidated net sales from $2.3 billion to $3.7 billion from 2003 to 2013. Our business is generally recession-resistant which, along with our long-term customer arrangements, allows us to generate stable and predictable cash flow.

Long-Term Customer Relationships with Multi-Year Supply Arrangements. We have entered into multi-year supply arrangements with many of our customers. We estimate that in 2014 approximately 90 percent of our projected metal container sales in North America, a majority of our projected closure sales in the United States and a majority of our projected plastic container sales will be under multi-year supply arrangements. Historically, we have been successful in continuing our multi-year supply arrangements with our customers. In Europe, our metal container and closure operations have had long-term relationships with many of their customers, although, as is common practice, many supply arrangements are negotiated on a year-by-year basis.

Disciplined and Proven Acquisition Strategy. Since our inception in 1987, we have acquired thirty-two businesses. Many of these businesses were the self-manufacturing operations of our current customers, such as Nestlé, Del Monte and Campbell. In these instances, we acquired the manufacturing operations and retained the companies as long-term customers. As a result of the benefits of acquisitions and organic growth, we have become a leading manufacturer of metal containers in North America and Europe, with net sales of $2.34 billion in 2013, and have increased our overall share of the metal food container market in the United States from approximately 10 percent in 1987 to approximately half of the market in 2013. Through acquisitions, we have become a leading worldwide manufacturer of closures for food and beverage products, with net sales of $720.1 million in 2013. We have also grown our market position in the plastic container business since 1987, with net sales increasing sevenfold to $647.0 million in 2013. We intend to continue using reasonable leverage, supported by our stable cash flows, to make value enhancing acquisitions.

Ability to Pass Through Raw Material Cost Changes. We have historically been able to generally pass through changes in raw material costs to our customers. Our metal container supply agreements in the United States provide for the pass through of changes in our metal costs. Supply arrangements in our domestic closures operations have generally provided for a pass through of metal and resin raw material costs in accordance with such supply arrangements. Our plastic container business has passed along to our customers changes in the prices of our resin raw materials in accordance with customer supply arrangements. For our non-contract customers in the United States and our international customers, we also generally increase prices to pass through increases in raw material costs.

Leading Technology and Manufacturing Support. Through our metal container facilities, we believe that we provide the most comprehensive manufacturing capabilities in the industry. Through our closures business, we manufacture an extensive variety of metal, composite and plastic closures for the food and beverage industry throughout the world utilizing state-of-the-art technology and equipment, and we provide our customers with state-of-the-art capping/sealing equipment and detection systems. Through our plastic container facilities, we have the capacity to manufacture customized products across the entire spectrum of resin materials, decorating techniques and molding processes required by our customers. We intend to leverage our manufacturing, design and engineering capabilities to continue to create cost-effective manufacturing systems that will drive our improvements in product quality, operating efficiency and customer support.

Our Strategy

We intend to enhance our position as a leading manufacturer of consumer goods packaging products by continuing to aggressively pursue a strategy designed to achieve future growth and increase shareholder value by focusing on the following key elements:

Supply “Best Value” Packaging Products with High Levels of Quality, Service and Technological Support. Since our inception, we have been, and intend to continue to be, devoted to consistently supplying our products with the combination of quality, price and service that our customers consider to be “best value.” In our metal container business, we focus on providing high quality and high levels of service and utilizing our low cost producer position. We have made and are continuing to make significant capital investments to offer our customers value-added features such as our family of Quick Top® easy-open ends for our metal food containers, shaped metal food containers and alternative color offerings for metal food containers. In addition, we have begun to make investments for our Can Vision 2020SM program which are intended to enhance the competitive advantages of metal packaging for food. In our closures business, we emphasize high levels of quality, service and technological support. We believe our closures business is the premier innovative closures solutions provider to the food and beverage industry by offering customers an extensive variety of metal, composite and plastic closures, as well as proprietary equipment solutions such as cap feeders, cappers and detection systems to ensure high quality package safety. In our plastic container business, we provide high levels of quality and service and focus on value-added, custom designed plastic containers to meet changing product and packaging demands of our customers. We believe that we are one of the few plastic packaging businesses that can custom design, manufacture and decorate a wide variety of plastic containers and plastic tubes, providing the customer with the ability to satisfy more of its plastic packaging needs through one supplier. We will continue to supply customized products that can be delivered quickly to our customers with superior levels of design, development and technological support.

Maintain Low Cost Producer Position. We will continue pursuing opportunities to strengthen our low cost position in our business by:

•	maintaining a flat, efficient organizational structure, resulting in low selling, general and administrative expenses as a percentage of consolidated net sales;

•	achieving and maintaining economies of scale;

•	prudently investing in new technologies to increase manufacturing and production efficiency;

•	rationalizing our existing plant structure; and

•	serving our customers from our strategically located plants.

Through our metal container facilities, we believe that we provide the most comprehensive manufacturing capabilities in the industry. Through our closures business, we manufacture an extensive variety of metal, composite and plastic closures for the food and beverage industry throughout the world utilizing state-of-the-art technology and equipment, and we provide our customers with state-of-the-art capping/sealing equipment and detection systems. Through our plastic container facilities, we have the capacity to manufacture customized products across the entire spectrum of resin materials, decorating techniques and molding processes required by our customers. We intend to leverage our manufacturing, design and engineering capabilities to continue to create cost-effective manufacturing systems that will drive our improvements in product quality, operating efficiency and customer support.

Maintain an Optimal Capital Structure to Support Growth and Increase Shareholder Value. Our financial strategy is to use reasonable leverage to support our growth and increase shareholder returns. Our stable and predictable cash flow, generated largely as a result of our long-term customer relationships and generally recession resistant business, supports our financial strategy. We intend to continue using reasonable leverage, supported by our stable cash flows, to make value enhancing acquisitions. In determining reasonable leverage, we evaluate our cost of capital and manage our level of debt to maintain an optimal cost of capital based on current market conditions. If acquisition opportunities are not identified over a longer period of time, we may use our cash flow to repay debt, repurchase shares of our common stock or increase dividends to our stockholders or for other permitted purposes. In March 2011, we funded the purchase price for the metal container operations of Vogel & Noot Holding AG, or VN, with Euro denominated borrowings under a previous senior secured credit facility, or our 2010 Credit Facility. In 2011, we also refinanced our 2010 Credit Facility with a new senior secured credit facility, or our 2011 Credit Facility, and we funded repurchases of our common stock for $15.8 million and the purchase price for Nestlé Purina PetCare’s steel container self-manufacturing assets, or Purina Steel Can, with cash on hand. In March 2012, we issued $500 million of 5% Senior Notes due 2020, or the 5% Notes, and used part of the proceeds from that issuance to redeem all $250 million of our 7 1⁄4% Senior Notes due 2016. In 2012, we also funded repurchases of our common stock for $34.1 million and the purchase price for our acquisitions of Öntaş Öner Teneke Ambalaj Sanayi ve Ticaret A.S., or Öntaş in Turkey, and the plastic food container operations of Rexam PLC now operating under the name Silgan Plastic Food Containers, or PFC, with cash on hand. In 2013, we used cash on hand, revolving loan borrowings under our 2011 Credit Facility and other foreign bank revolving loans to fund repurchases of our common stock for $267.6 million (which included $250.0 million of our common stock purchased pursuant to a “modified Dutch auction” tender offer completed in February 2013), the purchase price for our acquisitions of Portola, Amcor Australia Metal Closures and Tecnocap U.S. Metal Closures, and the repayment of $300.9 million of term loans under our 2011 Credit Facility. In addition, we issued the old notes in September 2013 and used the net proceeds to repay outstanding revolving loans under our 2011 Credit Facility. Additionally, in 2013 we commenced the refinancing of our 2011 Credit Facility, which we completed in January 2014 with our new senior secured credit facility, or our Credit Agreement. Our Credit Agreement refinanced all outstanding amounts under our 2011 Credit Facility and provides us with a $985.6 million multicurrency revolving loan facility and a Cdn $15.0 million revolving loan facility for working capital requirements and other strategic initiatives.

Expand Through Acquisitions and Internal Growth. We intend to continue to increase our market share in our current business lines and related business lines through acquisitions and internal growth. We use a disciplined approach to make acquisitions that generate attractive cash returns. As a result, we expect to continue to expand and diversify our customer base, geographic presence and product lines. This strategy has enabled us to increase our net sales and income from operations over the last ten years.

We are a leading manufacturer of metal containers in North America and Europe, primarily as a result of our acquisitions but also as a result of growth with existing customers. During the past twenty-seven years, the metal food container market in North America has experienced significant consolidation primarily due to the desire by food processors to reduce costs and focus resources on their core operations rather than self-manufacture their metal food containers. Our acquisitions of the metal food container manufacturing operations of Nestlé, The Dial Corporation, Del Monte, Birds Eye Foods, Inc., Campbell, Pacific Coast and, most recently, Purina Steel Can reflect this trend. We estimate that approximately five percent of the market for metal food containers in the United States is still served by self-manufacturers.

While we have expanded our metal container business and increased our market share of metal containers primarily through acquisitions and growth with existing customers, we have also made over the last several years, and are continuing to make, significant capital investments in our metal container business to enhance our business and offer our customers value-added features, such as our family of Quick Top® easy-open ends for metal food containers, shaped metal food containers and alternative color offerings for metal food containers. In 2013, approximately 65 percent of our metal food containers sold had an easy-open end. In addition, we have begun to make investments for our Can Vision 2020SM program which are intended to enhance the competitive advantages of metal packaging for food. We have also made significant capital investments to expand VN into new developing Eastern countries.

With our acquisitions of our closures operations in North America, Europe, Asia and South America, we established ourselves as a leading worldwide manufacturer of metal, composite and plastic closures for food and beverage products, with leadership positions in the North American and European markets. In 2013 and 2012, we expanded the geographic scope, product offerings and scale of our closures business with the acquisitions of Portola, Amcor Australia Metal Closures, Tecnocap U.S. Metal Closures and Öntaş. We may pursue further consolidation opportunities in the closures markets in which we operate. Additionally, we expect to continue to generate internal growth in our closures business, particularly in plastic closures. In making investments for internal growth, we use a disciplined approach to pursue internal growth in order to generate attractive cash returns.

We have grown our market position for our plastic container business since 1987, with net sales increasing sevenfold to $647.0 million in 2013. We achieved this improvement primarily through strategic acquisitions as well as through internal growth. In 2012, we completed the strategic acquisition of PFC, broadening our product offerings for shelf-stable food products to include plastic thermoformed barrier and non-barrier bowls and trays. As part of the acquisition of Portola in 2013, we acquired three plastic container manufacturing facilities in Canada, further expanding the geographic scope and product offerings of our plastic container business. The plastic containers segment of the consumer goods packaging industry continues to be highly fragmented, and we intend to pursue further consolidation opportunities in this market. Over the long term, we also expect to continue to generate internal growth in our plastic container business. As with acquisitions, we use a disciplined approach to pursue internal growth in order to generate attractive cash returns. Through a combination of these efforts, we intend to continue to expand our customer base in the markets that we serve, such as the personal care, food, health care, pharmaceutical, household and industrial chemical, pet care, agricultural chemical, automotive and marine chemical markets.

Enhance Profitability Through Productivity Improvements and Cost Reductions. We intend to continue to enhance profitability through productivity and cost reduction opportunities. The additional sales and production capacity provided through acquisitions have enabled us to rationalize plant operations and decrease overhead costs through plant closings and downsizings. From 2009, we have closed two metal container manufacturing facilities, one closure manufacturing facility and four plastic container manufacturing facilities in connection with our continuing efforts to streamline our plant operations, reduce operating costs and better match supply with geographic demand. In addition, we have consolidated various positions in our corporate offices across all businesses to further enhance profitability.

We would expect that most future acquisitions will continue to enable us to realize manufacturing efficiencies as a result of optimizing production scheduling and other benefits from economies of scale and the elimination of redundant selling and administrative functions. In addition to the benefits realized through the integration of acquired businesses, we have improved and expect to continue to improve the operating performance of our plant facilities by investing capital for productivity improvements and manufacturing cost reductions. While we have made some of these investments in certain of our plants, more opportunities still exist throughout our system. We will continue to use a disciplined approach to identify these opportunities to generate attractive cash returns.

The Exchange Offer

On September 9, 2013, we completed an offering of $300,000,000 aggregate principal amount of 5 1⁄2% Senior Notes due 2022, the outstanding notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the outstanding notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our best efforts to consummate the exchange offer within 360 days after September 9, 2013. The summary below describes the principal terms and conditions of the exchange offer. It may not contain all of the information that is important to you. For a more complete description of the exchange offer, see “The Exchange Offer” and “Description of the Notes.”

Old Notes	5 1⁄2% Senior Notes due 2022, which were issued on September 9, 2013.

New Notes	5 1⁄2% Senior Notes due 2022. The terms of the new notes are substantially identical to the terms of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Resale of the New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties not related to us, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you acquired the new notes in the ordinary course of business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make a similar determination with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives new notes for its own account in exchange for old notes, or where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes as further described under “Plan of Distribution.”

Expiration Date	This exchange offer will expire at 5:00 pm, New York City time, on , 2014 unless extended, in which case the “expiration date” shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions that may be waived by us. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions” for more information regarding conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described under “The Exchange Offer—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration date of the exchange offer to participate in the exchange offer:

•	tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with any required signature guarantees, together with any other required documents, to U.S. Bank National Association, as registrar and exchange agent, at the address listed under “The Exchange Offer—Exchange Agent;” or

•	tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under “The Exchange Offer—Procedures for Tendering.”

By accepting the letter of transmittal, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your old notes on your behalf.

If you wish to tender old notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed assignment from the registered holder.

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent before the expiration date, or you cannot complete the procedures for book-entry transfer on a timely basis, you must tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of the Old Notes and Delivery of the New Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered in the exchange offer before the expiration date. The new notes issued under the exchange offer will be delivered on the earliest practicable date following the expiration date, as described below under “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal of Tenders.”

Certain U.S. Federal Tax Considerations	The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes, as described below under “Certain U.S. Federal Tax Considerations.”

Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the old notes and the new notes, is serving as the exchange agent for the exchange offer.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes for new notes, you will continue to be subject to the restrictions on transfer provided in the old notes and in the indenture governing the notes. In general, the old notes may not be offered or sold, unless registered pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the old notes under the Securities Act.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market, if any, for the old notes remaining outstanding after the completion of the exchange offer will be substantially limited. For more information regarding the consequences of not tendering your old notes, see “Risk Factors—Risks Relating to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

We explain the exchange offer in greater detail beginning on page 28.

The New Notes

The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that the new notes will be registered under the Securities Act and, therefore, the new notes will not have the transfer restrictions or registration rights applicable to the old notes. The new notes will evidence the same debt as the old notes, and both the old notes and the new notes are governed by the same indenture.

Issuer	Silgan Holdings Inc.

New Notes Offered	$300,000,000 aggregate principal amount of our 5 1⁄2% Senior Notes due 2022.

Maturity	February 1, 2022.

Interest	Interest on the new notes is payable semiannually in cash on February 1 and August 1 of each year.

Sinking Fund	None.

Optional Redemption	We may redeem the new notes, in whole or in part, at our option at any time on or after August 1, 2017 initially at 102.750% of their principal amount, plus accrued and unpaid interest, declining ratably to 100% of their principal amount, plus accrued and unpaid interest, on or after August 1, 2019.

At any time before August 1, 2017, we may redeem the new notes, in whole or in part, at our option at a redemption price equal to 100% of their principal amount plus a make-whole premium described in “Description of the Notes—Optional Redemption,” together with accrued and unpaid interest to the redemption date.

In addition, before August 1, 2016, we may redeem up to 35% of the aggregate principal amount of outstanding notes with the proceeds from sales of certain kinds of our capital stock at a redemption price equal to 105.500% of their principal amount, plus accrued and unpaid interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued under the indenture (including any additional notes) remains outstanding.

Change of Control	In the event of a change of control under the terms of the indenture, each holder of the new notes will have the right to require us to purchase such holder’s new notes at a price of 101% of their principal amount plus accrued interest, if any, to the date of purchase.

Ranking	The new notes will be general senior unsecured obligations. Accordingly, they will be:

•	effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our Credit Agreement to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to all of the existing and future obligations, including trade payables, of our subsidiaries;

•	equal in right of payment with all of our existing and future unsubordinated indebtedness, including the 5% Notes; and

•	senior to all of our existing and future subordinated indebtedness.

At March 31, 2014, we had $1,859.8 million of total consolidated indebtedness, $914.3 million of which was secured indebtedness under our Credit Agreement, $500 million of which was indebtedness evidenced by the 5% Notes, $300 million of which was indebtedness evidenced by the old notes and $145.5 million of which was other foreign bank revolving and term loans and none of which was subordinated indebtedness. See “Capitalization” and “Description of Certain Indebtedness.”

None of our subsidiaries will initially guarantee the new notes. At March 31, 2014, our subsidiaries had other liabilities, including trade payables and accrued expenses, of approximately $546.2 million on a combined basis, excluding indebtedness under our Credit Agreement and other foreign bank revolving and term loans. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes.”

Certain Covenants	The indenture contains certain covenants which, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	create or incur liens;

•	issue guarantees;

•	engage in sale leaseback transactions; and

•	consolidate, merge or sell all our assets.

See “Description of the Notes—Covenants.”

Use of Proceeds	We will not receive any cash proceeds in the exchange offer.

We explain the new notes in greater detail beginning on page 41.

Risk Factors

You should carefully consider all of the information in this prospectus, or incorporated by reference herein, including the discussion under “Risk Factors” beginning on page 17, before participating in the exchange offer.

Summary Financial Data

The following summary historical consolidated financial data of Silgan Holdings Inc. for each of the fiscal years in the five-year period ended December 31, 2013 have been derived from our audited consolidated financial statements. The following summary historical condensed consolidated financial data for each of the three-month periods ended March 31, 2013 and 2014 have been derived from our unaudited condensed consolidated financial statements and are not necessarily indicative of results for the remainder of the fiscal year or any future periods. We believe that the unaudited condensed consolidated financial data reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with our consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis” section contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, each of which is incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference.”

	Fiscal Year Ended December 31,					Three Months Ended
	2009	2010(a)	2011(a)	2012(a)	2013(a)	March 31, 2013(a)	March 31, 2014(a)
	(dollars in millions)
Operating Data:
Net sales	$3,066.8	$3,071.5	$3,509.2	$3,588.3	$3,708.5	$795.7	$855.8
Cost of goods sold	2,605.7	2,599.1	2,990.6	3,070.7	3,161.3	684.4	727.8

Gross profit	461.1	472.4	518.6	517.6	547.2	111.3	128.0
Selling, general and administrative expenses(b)	161.0	166.9	156.8	183.4	211.0	51.8	58.4
Rationalization charges	1.5	22.2	7.7	8.7	12.0	1.4	1.6

Income from operations	298.6	283.3	354.1	325.5	324.2	58.1	68.0
Interest and other debt expense before loss on early extinguishment of debt	49.7	54.1	63.0	63.0	67.4	15.3	18.7
Loss on early extinguishment of debt	1.3	7.5	1.0	38.7	2.1	2.1	1.5

Interest and other debt expense	51.0	61.6	64.0	101.7	69.5	17.4	20.2

Income before income taxes	247.6	221.7	290.1	223.8	254.7	40.7	47.8
Provision for income taxes	88.2	77.1	96.9	72.5	69.3	15.3	16.3

Net income	$159.4	$144.6	$193.2	$151.3	$185.4	$25.4	$31.5

Selected Segment Data:
Net sales:
Metal containers	$1,916.2	$1,864.1	$2,211.5	$2,293.7	$2,341.4	$463.8	$468.4
Closures	609.1	618.8	687.8	680.1	720.1	161.1	213.8
Plastic containers	541.5	588.6	609.9	614.5	647.0	170.8	173.6
Income from operations:
Metal containers(c)	206.4	232.6	256.3	231.5	236.3	39.6	40.5
Closures(d)	74.1	58.6	75.9	73.1	63.0	10.6	17.8
Plastic containers(e)	31.3	10.3	12.6	30.8	38.6	10.4	12.8

	Fiscal Year Ended December 31,					Three Months Ended
	2009	2010(a)	2011(a)	2012(a)	2013(a)	March 31, 2013(a)	March 31, 2014(a)
	(dollars in millions)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$305.8	$175.2	$397.1	$465.6	$160.5	$158.6	$83.2
Total assets	2,214.4	2,176.0	2,979.1	3,293.5	3,321.1	3,099.7	3,439.1
Total debt	799.4	904.7	1,376.3	1,671.3	1,703.8	1,783.6	1,859.8
Stockholders’ equity	685.8	553.6	658.0	753.6	713.8	510.9	725.1

Other Data:
Capital expenditures	$99.6	$105.4	$173.0	$119.2	$103.1	$25.1	$27.0
Depreciation and amortization(f)	145.3	142.9	158.8	165.0	167.6	43.7	38.4
Net cash provided by (used in):
Operating activities	322.8	187.3	359.6	351.7	350.7	(69.0)	(103.1)
Investing activities	(96.7)	(151.8)	(459.8)	(436.8)	(376.4)	(30.9)	(26.8)
Financing activities	(83.3)	(166.1)	322.1	153.6	(279.4)	(207.1)	52.6

(a)	In October 2013, we acquired Portola. In 2013, we also acquired Amcor Australia Metal Closures and Tecnocap U.S. Metal Closures. In August 2012, we acquired PFC, the plastic food container operations of Rexam PLC. In 2012, we also acquired Öntaş. In 2011, we acquired the metal container operations of VN in Central and Eastern Europe, the twist-off metal closures operations of DGS S.A. in Poland and Nestlé Purina PetCare’s steel container self-manufacturing assets in the United States. In November 2010, we acquired IPEC Global, Inc.
(b)	Selling, general and administrative expenses include income of $25.2 million for the year ended December 31, 2011 for proceeds of $39.5 million received as a result of the termination of the merger agreement with Graham Packaging Company Inc., net of costs associated with certain corporate development activities, and costs attributable to announced acquisitions of $1.5 million, $1.5 million and $2.7 million for the years ended December 31, 2013, 2012 and 2010, respectively.
(c)	Income from operations of the metal container business includes rationalization charges of $1.1 million for the three months ended March 31, 2013 and rationalization charges of $2.5 million, $2.5 million, $1.4 million and $0.7 million for the years ended December 31, 2013, 2012, 2011 and 2010, respectively. Income from operations of the metal container business also includes new plant start-up costs of $0.8 million for the three months ended March 31, 2013 and new plant start-up costs of $0.8 million and $6.4 million for the years ended December 31, 2013 and 2012, respectively, and a charge for the resolution of a past product liability dispute of $3.3 million for the year ended December 31, 2011.
(d)	Income from operations of the closures business includes rationalization charges of $0.6 million for the three months ended March 31, 2014 and rationalization charges of $5.6 million, $2.9 million, $1.8 million, $9.2 million and $1.3 million for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively, and a charge for the remeasurement of net assets in Venezuela due to currency devaluations of $3.0 million for each of the three months ended March 31, 2013 and the year ended December 31, 2013 and $3.2 million for the year ended December 31, 2010.
(e)	Income from operations of the plastic container business includes rationalization charges of $1.0 million and $0.3 million for the three months ended March 31, 2014 and 2013, respectively, and rationalization charges of $3.9 million, $3.3 million, $4.0 million, $12.3 million and $0.2 million for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
(f)	Depreciation and amortization excludes amortization of debt discount and issuance costs.

RISK FACTORS

You should consider carefully all of the information set forth, or incorporated by reference, in this prospectus and, in particular, the following risks before you decide to participate in the exchange offer. If any of the following uncertainties or risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations. The risk factors set forth below, other than under the subheading “Risks Relating to the Exchange Offer,” are generally applicable to the old notes as well as the new notes.

Risks Relating to the Exchange Offer

You will remain subject to transfer restrictions if you fail to exchange your old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes, in the indenture and in the offering memorandum relating to the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

You must follow certain procedures to tender your old notes and failure to do so could, among other things, result in the loss of your right to receive new notes.

The new notes will be issued in exchange for your old notes only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you desire to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Your failure to follow the procedures may result in a delay in receiving new notes on a timely basis or in your loss of the right to receive new notes. Neither we nor the exchange agent is under any duty to give notification of defect or irregularities with respect to tenders of old notes for exchange.

If you tender old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

A public market for the new notes may not develop, in which case the liquidity and the market price for the new notes could be adversely affected.

The new notes are a new issue of securities with no established trading market and we currently do not intend to list the new notes on any national securities exchange or automated dealer quotation system. Even if a trading market develops, the liquidity of such a trading market, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects generally. As a result of this and other factors listed below, we cannot assure you that an active trading market will develop for the new notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those new notes.

In addition, you may not be able to sell your new notes at a particular time or at a price favorable to you. Future trading prices of the new notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	our ability to complete the exchange offer;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the other factors described in this prospectus under “Risk Factors.”

It is possible that the market for the new notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the new notes, regardless of our prospects or performance.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our cash flow and prevent us from fulfilling our obligations, including under the notes.

We have now, and after the exchange offer will continue to have, a significant amount of indebtedness. We incurred much of this indebtedness as a result of financing acquisitions and refinancing our previously outstanding debt. At March 31, 2014, we had $1,859.8 million of total consolidated indebtedness. In addition, at March 31, 2014, after taking into account letters of credit of $22.7 million, we had $781.5 million and Cdn $14.0 million of revolving loans available to be borrowed under our Credit Agreement. We also have available to us under our Credit Agreement an uncommitted multicurrency incremental loan facility in an amount of up to an additional $1.25 billion (which amount may be increased as provided under our Credit Agreement), and we may incur additional indebtedness as permitted by our Credit Agreement and our other instruments governing our indebtedness.

A significant portion of our cash flow must be used to service our indebtedness and is therefore not available to be used in our business. In 2013, we paid $58.0 million in interest on our indebtedness. Our ability to generate cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. In addition, a substantial portion of our indebtedness bears interest at floating rates, and therefore a substantial increase in interest rates could adversely impact our results of operations. Based on the average outstanding amount of our variable rate indebtedness in 2013, a one percentage point change in the interest rates for our variable rate indebtedness would have impacted our 2013 interest expense by an aggregate of approximately $10.0 million, after taking into account the average outstanding notional amount of our interest rate swap agreements during 2013.

Our indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a significant portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, acquisitions and capital expenditures, and for other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting business opportunities; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Despite our current levels of indebtedness, we may incur additional debt in the future, which could increase the risks associated with our leverage.

We are continually evaluating and pursuing acquisition opportunities in the consumer goods packaging market and may incur additional indebtedness, including indebtedness under our Credit Agreement, to finance any such acquisitions and to fund any resulting increased operating needs. If new debt is added to our current debt levels, the related risks we now face could increase. We will have to effect any new financing in compliance with the agreements governing our then existing indebtedness. In addition, the indenture governing the notes and the indenture governing the 5% Notes do not restrict our ability to incur additional indebtedness, including indebtedness that is effectively senior to or pari passu with the notes.

The notes will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The notes will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt, including under our Credit Agreement, to the extent of the collateral securing such debt. In addition, the indenture governing the notes and the indenture governing the 5% Notes do not restrict our ability to incur additional debt, some of which may be secured debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by our assets will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness. As of March 31, 2014, the total amount of secured debt that we had outstanding was $914.3 million. In addition, at March 31, 2014, after taking into account letters of credit of $22.7 million, we had $781.5 million and Cdn $14.0 million of revolving loans available to be borrowed under our Credit Agreement. We may also incur additional senior secured indebtedness, subject to limitations under the notes and those under our other debt.

We are a holding company and our ability to meet our obligations under the notes largely depends upon the financial condition and indebtedness of our operating subsidiaries.

We are a holding company with no significant assets other than our investments in our subsidiaries. We conduct our operations principally through our wholly owned operating subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation to provide us with any funds for our payment obligations, whether by dividend, distributions, loans or otherwise. Therefore, our ability to make interest and principal payments on the notes largely depends upon the future performance and the cash flow of our operating subsidiaries, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for our products, cost of raw materials, legislative and regulatory changes and other factors beyond the control of such operating subsidiaries) affecting the business and operations of such operating subsidiaries and may also be limited by applicable law or agreements of such subsidiaries.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries which are not guaranteeing the notes.

Our subsidiaries will not initially guarantee the notes. As a result, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of our subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. To the extent that we may be a creditor with recognized claims against any subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Subject to restrictions contained in financing arrangements, our subsidiaries may incur additional indebtedness and other liabilities.

As of March 31, 2014, our subsidiaries had approximately $1,606.5 million of total indebtedness and other liabilities, including guarantees of indebtedness under our Credit Agreement and trade payables and accrued expenses.

The terms of our Credit Agreement, the indenture governing the notes and the indenture governing the 5% Notes restrict the manner in which we conduct our business and may limit our ability to implement elements of our growth strategy.

Our Credit Agreement contains numerous covenants, including financial and operating covenants, some of which are quite restrictive. These covenants affect, and in many respects limit, among other things, our ability to:

•	incur additional indebtedness;

•	create liens;

•	consolidate, merge or sell assets;

•	make certain advances, investments and loans;

•	enter into certain transactions with affiliates; and

•	engage in any business other than the packaging business and certain related businesses.

The indenture governing the notes and the indenture governing the 5% Notes contain certain covenants that also restrict our ability to create liens, engage in sale and leaseback transactions and consolidate, merge or sell assets. These covenants could restrict us in the pursuit of our growth strategy.

Our ability to repurchase the notes upon a change of control may be limited.

We are required under the indenture governing the notes and the indenture governing the 5% Notes to make an offer to repurchase the notes upon a change of control. Any change of control also would constitute a default under our Credit Agreement. Therefore, upon the occurrence of a change of control, the lenders under our Credit Agreement would have the right to accelerate their loans, and if so accelerated, we would be required to pay all of our outstanding obligations under such facility. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us.

A court may void the issuance of the notes in circumstances of a fraudulent transfer under federal or state fraudulent transfer laws.

If a court determines the issuance of the notes constituted a fraudulent transfer, the holders of the notes may not receive payment on the notes.

Under federal bankruptcy and comparable provisions of state fraudulent transfer laws, if a court were to find that, at the time the notes were issued we:

•	issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•

received less than fair consideration or reasonably equivalent value for incurring the debt represented by the notes, and either (i) we were insolvent or were rendered insolvent by reason of the issuance of the notes; or (ii) we were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or (iii) we intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature;

then a court could:

•	avoid all or a portion of our obligations to the holders of the notes;

•	subordinate our obligations to the holders of the notes to other existing and future debt of ours, the effect of which would be to entitle the other creditors to be paid in full before any payment could be made on the notes; or

•	take other action harmful to the holders of the notes, including in certain circumstances, invalidating the notes.

In any of these events, we could not assure you that the holders of the notes would ever receive payment on the notes.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we may be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•	the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the issuance of the notes constituted fraudulent transfers on another ground.

Our principal stockholders have substantial influence over us and their exercise of that influence could be adverse to your interests.

As of March 31, 2014, Messrs. Silver and Horrigan, our Non-Executive Co-Chairmen of the Board, beneficially own approximately 30 percent of our outstanding common stock and have substantial influence over us. Certain decisions concerning our operations or financial structure may present conflicts of interest between owners of common stock and the holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the owners of our common stock may conflict with those of the holders of the notes. In addition, owners of our common stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that in their judgment could enhance their equity investment, even though such transactions might involve risks to the holders of the notes.

Risks Relating to Our Business and Our Industry

Global economic conditions, disruptions in the credit markets and the instability of the Euro could adversely affect our business, financial condition or results of operations.

In the recent past, the global financial markets have experienced substantial disruption, including, among other things, volatility in securities prices, diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Additionally, the global economy experienced a recession, and economic weakness has generally continued in European markets. If such economic conditions, disruption of global financial markets and tightening of credit in the financial markets were to occur again, then, among other risks we face, our business, financial condition, results of operations and ability to obtain additional financing in the future, including on terms satisfactory to us, could be adversely affected.

Economic conditions and disruptions in the credit markets could also harm the liquidity or financial position of our customers or suppliers, which could in turn cause such parties to fail to meet their contractual or other obligations to us or reduce our customers’ purchases from us, any of which could negatively affect our business, financial condition or results of operations. Additionally, under such circumstances, the creditworthiness of the counterparties to our interest rate and commodity pricing transactions could deteriorate, thereby increasing the risk that such counterparties fail to meet their contractual obligations to us.

Additionally, there has been concern regarding the overall stability of the Euro and the future of the Euro as a single currency given the diverse economic and political circumstances in individual Eurozone countries. Potential negative developments (such as a Eurozone country in which we operate replacing the Euro with its own currency) and market perceptions related to the Euro could adversely affect the value of our Euro-denominated assets, reduce the amount of our translated amounts of U.S. dollar revenue and income from operations, negatively impact our indebtedness in any such Eurozone country (including our ability to refinance such indebtedness) and otherwise negatively affect our business, financial condition or results of operations.

We face competition from many companies and we may lose sales or experience lower margins on sales as a result of such competition.

The manufacture and sale of metal and plastic containers and closures is highly competitive. We compete with other manufacturers of metal and plastic containers and closures and manufacturers of alternative packaging products, as well as packaged goods companies who manufacture containers and closures for their own use and for sale to others. We compete primarily on the basis of price, quality and service. To the extent that any of our competitors is able to offer better prices, quality and/or services, we could lose customers and our sales and margins may decline.

Approximately 90 percent of our North American metal container sales, a majority of sales of our domestic closures operations and a majority of sales of our plastic container business in 2013 were pursuant to multi-year supply arrangements. In general, many of these arrangements provide that during the term the customer may receive competitive proposals for all or up to a portion of the products we furnish to the customer. We have the right to retain the business subject to the terms and conditions of the competitive proposal. If we match a competitive proposal, it may result in reduced sales prices for the products that are the subject of the proposal. If we choose not to match a competitive proposal, we may lose the sales that were the subject of the proposal.

In addition, the loss of any major customer, a significant reduction in the purchasing levels of any major customer or a significant adverse change in the terms of our supply agreement with any major customer could adversely affect our results of operations.

Demand for our products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences.

We manufacture and sell metal and plastic rigid packaging for shelf-stable food and other consumer goods products. Many of our products are used to package food and beverages, and therefore they come into direct contact with these products. Accordingly, such products must comply with various laws and regulations for food and beverages applicable to our customers. Changes in such laws and regulations could negatively impact our customers’ demand for our products as they comply with such changes and/or require us to make changes to our products. Such changes to our products could include modifications to the coatings and compounds that we use, possibly resulting in the incurrence by us of additional costs. Additionally, because our products are used to package consumer goods, we are subject to a variety of risks that could influence consumer behavior and negatively impact demand for our products, including changes in consumer preferences driven by various health-related concerns and perceptions.

Our financial results could be adversely affected if we are not able to obtain sufficient quantities of raw materials or maintain our ability to pass raw material price increases through to our customers.

We purchase steel, aluminum, plastic resins and other raw materials from various suppliers. Sufficient quantities of these raw materials may not be available in the future, whether due to reductions in capacity because of, among other things, significant consolidation of suppliers, increased demand in excess of available supply, unforeseen events such as significant hurricanes or other reasons. In addition, such materials are subject to price fluctuations due to a number of factors, including increases in demand for the same raw materials, the availability of other substitute materials and general economic conditions that are beyond our control.

Over the last few years, there has been significant consolidation of suppliers of steel. Additionally, tariffs and court cases in the United States have negatively impacted the ability and desire of certain foreign steel suppliers to competitively supply steel in the United States. Our metal container and metal closures supply arrangements with our customers in the United States provide for the pass through of changes in our metal costs in accordance with such arrangements. For our non-contract customers in the United States, we also generally increase prices to pass through increases in our metal costs. In Europe, our metal container and metal closures operations have had long-term relationships with many of their customers and we generally increase prices to pass through increases in our metal costs, although, as is common practice, supply arrangements are negotiated on a year-by-year basis.

Our resin requirements are acquired through multi-year arrangements for specific quantities of resins with several major suppliers of resins. The prices that we pay for resins are not fixed and are subject to market pricing, which has fluctuated significantly in the past few years. Our plastic container and plastic closures supply arrangements with our customers in North America provide for the pass through of changes in resin prices in accordance with such arrangements, subject in most cases to a lag in the timing of such pass through. For non-contract customers, we also generally pass through changes in resin prices.

Although no assurances can be given, we expect to be able to purchase sufficient quantities of raw materials to timely meet all of our customers’ requirements in 2014. Additionally, although no assurances can be given, we generally have been able to pass raw material price increases through to our customers. The loss of our ability to pass those price increases through to our customers or the inability of our suppliers to meet our raw material requirements, however, could have a materially adverse impact on our business, financial condition or results of operations.

A substantially lower than normal crop yield may reduce demand for our metal containers and closures for food products.

Our metal container business’ sales and income from operations are dependent, in part, upon the vegetable and fruit harvests in the midwest and western regions of the United States and, to a lesser extent, in a variety of national growing regions in Europe. Our closures business is also dependent, in part, upon the vegetable and fruit harvests. The size and quality of these harvests varies from year to year, depending in large part upon the weather conditions in applicable regions, and our results of operations could be impacted accordingly. Our sales, income from operations and net income could be materially adversely affected in a year in which crop yields are substantially lower than normal. For example, unit volumes in 2013 in our metal container business were negatively impacted by poor fruit and vegetable pack conditions, particularly in the west coast of the United States and in Central and Southern Europe.

The seasonality of the fruit and vegetable packing industry causes us to incur short-term debt.

We sell metal containers and closures used in the fruit and vegetable packing process which is a seasonal industry. As a result, we have historically generated a disproportionate amount of our annual income from operations in our third quarter. Additionally, as is common in the packaging industry, we must access working capital to build inventory ahead of the fruit and vegetable packing process. We also provide extended payment terms to some of our customers due to the seasonality of the fruit and vegetable packing process and, accordingly, carry accounts receivable for some customers beyond the end of the packing season. Due to our seasonal requirements, we may incur short-term indebtedness to finance our working capital requirements.

The cost of producing our products may be adversely affected by increases to the price of energy.

The cost of producing our products is sensitive to our energy costs, such as natural gas and electricity. We have, from time to time, entered into contracts to hedge a portion of our natural gas costs. Energy prices, in particular oil and natural gas prices, have been volatile in recent years, with a corresponding effect on our production costs.

We may not be able to pursue our growth strategy by acquisition.

Historically, we have grown predominantly through acquisitions. Our future growth will depend in large part on additional acquisitions of consumer goods packaging businesses. We may not be able to locate or acquire other suitable acquisition candidates consistent with our strategy, and we may not be able to fund future acquisitions because of limitations under our indebtedness or otherwise, including due to the limited availability of funds if the financial markets are impaired.

Future acquisitions may create risks and uncertainties that could adversely affect our operating results and divert our management’s attention.

In pursuing our strategy of growth through acquisitions, we will face risks commonly encountered with an acquisition strategy. These risks include:

•	failing to identify material problems and liabilities in our due diligence review of acquisition targets;

•	failing to obtain sufficient indemnification rights to fully offset possible liabilities associated with acquired businesses;

•	failing to assimilate the operations and personnel of the acquired businesses;

•	difficulties in identifying or retaining employees for the acquired businesses;

•	disrupting our ongoing business;

•	diluting our limited management resources;

•	operating in new geographic regions; and

•	impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management.

Through our experience integrating our acquisitions, we have learned that, depending upon the size of the acquisition, it can take us up to two to three years to completely integrate an acquired business into our operations and systems and realize the full benefit of the integration. During the early part of this integration period, the operating results of an acquired business may decrease from results attained prior to the acquisition due to costs, delays or other problems in integrating the acquired business. Moreover, additional indebtedness incurred to fund acquisitions could adversely affect our liquidity and financial stability.

If we are unable to retain key management, we may be adversely affected.

We believe that our future success depends, in large part, on our experienced management team. Losing the services of key members of our current management team could make it difficult for us to manage our business and meet our objectives.

Prolonged work stoppages at our facilities with unionized labor could jeopardize our financial condition.

As of December 31, 2013, we employed approximately 7,000 hourly employees on a full-time basis. Approximately 44 percent of our hourly plant employees in the United States and Canada as of that date were represented by a variety of unions, and most of our hourly employees in Europe, Asia, South America and Central America were represented by a variety of unions or other labor organizations. Our labor contracts expire at various times between 2014 and 2017. We cannot assure you that, upon expiration of existing collective bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms no less favorable to us than current agreements. Disputes with the unions representing our employees could result in strikes or other labor protests that could disrupt our operations and divert the attention of management from operating our business. If we were to experience a strike or work stoppage, it could be difficult for us to find a sufficient number of employees with the necessary skills to replace these employees. Prolonged work stoppages at our facilities could have a material adverse effect on our business, financial condition or results of operations.

We are subject to costs and liabilities related to environmental and health and safety laws and regulations.

We continually review our compliance with environmental and other laws, such as the Occupational Safety and Health Act and other laws regulating noise exposure levels and other safety and health concerns in the production areas of our plants in the United States and environmental protection, health and safety laws and regulations abroad. We may incur liabilities for noncompliance, or substantial expenditures to achieve compliance, with environmental and other laws or changes thereto in the future or as a result of the application of additional laws and regulations to our business, including those limiting greenhouse gas emissions and those requiring compliance with the European Commission’s registration, evaluation and authorization of chemicals (REACH) procedures. In addition, stricter regulations, or stricter interpretations of existing laws or regulations, may impose new liabilities on us, and we may become obligated in the future to incur costs associated with the investigation and/or remediation of contamination at our facilities or other locations. Additionally, many of our products come into contact with the food and beverages that they package, and therefore we may be subject to risks and liabilities related to health and safety matters in connection with our products. Changes in or additional health and safety laws and regulations in connection with our products may also impose new requirements and costs on us. Such requirements, liabilities and costs could have a material adverse effect on our capital expenditures, results of operations, financial condition or competitive position.

Our international operations are subject to various risks that may adversely affect our financial results.

Our international operations generated approximately $783.0 million, or approximately 21 percent, of our consolidated net sales in 2013. As of March 31, 2014, we have a total of 29 manufacturing facilities in a total of 21 countries in Europe, Asia, South America and Central America, serving customers in over 90 countries worldwide, including several new manufacturing facilities in developing Eastern countries for our metal container business. Our business strategy may include continued expansion of international activities. Accordingly, the risks associated with operating in foreign countries, including countries located in Europe, Asia, South America and Central America, may have a negative impact on our liquidity and net income. Risks associated with operating in foreign countries include, but are not limited to:

•	political, social and economic instability;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	war, civil disturbance or acts of terrorism;

•	compliance with and changes in applicable foreign laws;

•	loss or non-renewal of treaties or similar agreements with foreign tax authorities;

•	difficulties in enforcement of contractual obligations and intellectual property rights;

•	high social benefits for labor;

•	national and regional labor strikes;

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•	foreign exchange rate risks;

•	difficulties in expatriating cash generated or held by non-U.S. subsidiaries in a tax efficient manner;

•	uncertainties arising from local business practices and cultural considerations;

•	changes in tax laws, or the interpretation thereof, affecting foreign tax credits or tax deductions relating to our non-U.S. earnings or operations;

•	hyperinflation, currency devaluation or defaults in certain foreign countries;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	customs, import/export and other trade compliance regulations;

•	non-tariff barriers and higher duty rates;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	application of the Foreign Corrupt Practices Act and similar laws;

•	increased costs in maintaining international manufacturing and marketing efforts; and

•	taking of property by nationalization or expropriation without fair compensation.

We are subject to the effects of fluctuations in foreign currency exchange rates.

Our reporting currency is the U.S. dollar. As a result of our international operations, a portion of our consolidated net sales, and some of our costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. As a result, we must translate local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period for the preparation of our consolidated financial statements. Consequently, changes in exchange rates may unpredictably and adversely affect our consolidated operating results. For example, during times of a strengthening U.S. dollar, our reported international revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of our expenses denominated in foreign currencies. Although we may use currency exchange rate protection agreements from time to time to reduce our exposure to currency exchange rate fluctuations in some cases, these hedges may not eliminate or reduce the effect of currency fluctuations.

If the investments in our pension benefit plans do not perform as expected, we may have to contribute additional amounts to these plans, which would otherwise be available to cover operating and other expenses.

We maintain noncontributory, defined benefit pension plans covering a substantial number of our employees, which we fund based on certain actuarial assumptions. The plans’ assets consist primarily of common stocks and fixed income securities. If the investments of the plans do not perform at expected levels, then we will have to contribute additional funds to ensure that the plans will be able to pay out benefits as scheduled. Such an increase in funding could result in a decrease in our available cash flow.

We participate in multiemployer pension plans under which, in the event of certain circumstances, we could incur additional liabilities which may be material and may negatively affect our financial results.

We participate in four multiemployer pension plans which provide defined benefits to certain of our union employees. Because of the nature of multiemployer pension plans, there are risks associated with participating in such plans that differ from single-employer pension plans. Amounts contributed by an employer to a multiemployer pension plan are not segregated into a separate account and are not restricted to provide benefits only to employees of that contributing employer. In the event that another participating employer to a multiemployer pension plan in which we participate no longer contributes to such plan, the unfunded obligations of such plan may be borne by the remaining participating employers, including us. In such event, our required contributions to such plan could increase, which could negatively affect our financial condition and results of operations. In the event that we withdraw from participation in a multiemployer pension plan in which we participate or otherwise cease to make contributions to such a plan or in the event of the termination of such a plan, we potentially could be required under applicable law to make additional contributions to such plan in respect of the unfunded accrued benefits of such plan, which unfunded accrued benefits could be significant. Such additional contributions could be material and could negatively affect our financial condition and results of operations. As further discussed in Note 11 to our consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K for the year ended December 31, 2013 which is incorporated by reference into this prospectus, two of the multiemployer pension plans in which we participate have a funded status of less than 65 percent.

If we were required to write-down all or part of our goodwill or trade names, our net income and net worth could be materially adversely affected.

As a result of our acquisitions, we have $649.4 million of goodwill and $32.1 million of indefinite-lived trade names recorded on our consolidated balance sheet at March 31, 2014. We are required to periodically determine if our goodwill and trade names have become impaired, in which case we would write-down the impaired portion. If we were required to write-down all or part of our goodwill or trade names, our net income and net worth could be materially adversely affected.

Increased information technology security threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, solutions and services.

Increased global security threats and more sophisticated and targeted computer crime pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. While we attempt to mitigate these risks by employing a number of measures, including employee training, comprehensive monitoring of our networks and systems and maintenance of backup and protective systems, our systems, networks, products, solutions and services remain potentially vulnerable to advanced persistent threats. Depending on their nature and scope, such threats could potentially lead to the compromise of confidential information, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness and results of operations.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold $300,000,000 aggregate principal amount of the old notes in a private offering on September 9, 2013 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co. and Deutsche Bank Securities Inc., as representatives of the initial purchasers, pursuant to the terms of a purchase agreement. The initial purchasers subsequently resold the old notes to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. In connection with the sale of the old notes, we and the initial purchasers entered into a registration rights agreement which requires that we, among other things:

•	file with the SEC a registration statement under the Securities Act covering the offer by us to exchange all of the old notes for the new notes;

•	use our best efforts to cause such registration statement to become effective under the Securities Act and commence the exchange offer promptly thereafter;

•	use our best efforts to consummate the exchange offer on or prior to a date that is promptly after the date such registration statement is declared effective by the SEC; and

•	keep the exchange offer open for at least 20 business days.

A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our obligations under the registration rights agreement.

Upon the effectiveness of the registration statement, we will offer the new notes in exchange for the old notes. The exchange offer will remain open for not less than 30 days (and in any event at least 20 business days) after the date we mail notice of the exchange offer to holders. For each old note tendered to us pursuant to the exchange offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the tendered old note. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed assignment from the registered holder.

In addition, there are circumstances under which we are required under the registration rights agreement to file a shelf registration statement with respect to the resale of the old notes. The registration rights agreement provides that if by September 4, 2014, the exchange offer is not consummated or a shelf registration is not declared effective, the annual interest rate borne by the old notes will be increased by 0.5% per annum until the exchange offer is consummated or the shelf registration is declared effective.

Resale of New Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based upon existing interpretations by the staff of the SEC contained in no-action letters issued to third parties, and subject to the immediately following sentence, we believe that you may exchange old notes for new notes in the ordinary course of business and that you will be allowed to resell new notes to the public without further registration under the Securities Act and without delivering to purchasers of the new notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the new notes. However, the foregoing does not apply to you if you are:

•	a broker-dealer who purchased the old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

•	an “affiliate” of us within the meaning of Rule 144 under the Securities Act.

In addition, if:

•	you are a broker-dealer tendering old notes purchased directly from us for your own account; or

•	you acquire new notes in the exchange offer for the purpose of distributing or participating in the distribution of the new notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives new notes for its own account in exchange for old notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn before the expiration date. We will issue $2,000 of principal amount and integral multiples of $1,000 in excess thereof of new notes in exchange for each $2,000 of principal amount and integral multiples of $1,000 in excess thereof, respectively, of outstanding old notes surrendered pursuant to the exchange offer. You may tender old notes only in integral multiples of $1,000 in excess of $2,000 of principal amount.

The form and terms of the new notes are substantially identical to the form and terms of the old notes except that:

•	we have registered the new notes under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer; and

•	holders of the new notes will not be entitled to any of the rights of holders of old notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer, except as specified under “—Termination of Certain Rights” below.

The new notes will evidence the same debt as the old notes and will be issued under the same indenture, so the old notes not exchanged in the exchange offer and the new notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $300,000,000 aggregate principal amount of old notes are outstanding and registered in the name of The Depository Trust Company, or DTC, or Cede&Co., as nominee for DTC, with respect to the global notes and held through Euroclear System, Clearstream Banking S.A. or other participants, with respect to the Regulation S global notes. Only registered holders of the old notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder.

We shall be deemed to have accepted validly tendered old notes when, as and if we shall have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. Old notes that are not tendered for exchange under the exchange offer will remain outstanding and you will be entitled to the rights and benefits you have as holders under the indenture.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time on                             , 2014 unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and the exchange agent will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to extend the exchange offer;

•	to delay accepting any old notes due to an extension of the exchange offer;

•	if any of the conditions listed below under “—Conditions” shall not have been satisfied, to refuse to accept for exchange, or exchange the new notes for, any old notes and may terminate the exchange offer; or

•	to amend the terms of the exchange offer in any manner.

We will follow any such delay in acceptances, extension, termination or amendment as promptly as practicable with oral or written notice thereof to the exchange agent and the registered holders. If we determine to amend the exchange offer in a manner constituting a material change, we will promptly disclose such amendment in a prospectus supplement that we will distribute to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on New Notes

The new notes will accrue interest from February 1, 2014. Such interest will be payable semiannually in cash on February 1 and August 1 of each year. If your old notes are accepted for exchange, you will be deemed to have waived the right to receive any interest accrued on the old notes.

Procedures for Tendering

You may tender old notes in the exchange offer only if you are a registered holder of old notes. To tender in the exchange offer by utilizing the letter of transmittal, you must:

•	complete, sign and date the letter of transmittal, or a facsimile thereof;

•	have the signatures guaranteed if required by such letter of transmittal; and

•	mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the exchange agent prior to the expiration date.

In addition, either:

•	the exchange agent must receive certificates for the old notes along with the letter of transmittal into its account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date;

•	the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Alternatively, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program, or ATOP, to tender old notes in lieu of the letter of transmittal. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with ATOP procedures for transfer. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering old notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letters of transmittal; and

•	we may enforce such agreement against such participant.

If you do not withdraw your tender prior to the expiration date, it will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to and receipt by the exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us or anyone other than the exchange agent. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct them to tender such old notes on your behalf. If you wish to tender your old notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of old notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution.

No such guarantee is required if the signatures on a letter of transmittal or a notice of withdrawal for old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder, the old notes must be endorsed or accompanied by a properly completed note power signed by the registered holder as their name appears on the old notes.

If the letter of transmittal or any old notes, note powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived by us, you must cure any defects or irregularities in connection with tenders of old notes within such time as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

While we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that remain outstanding after the expiration date, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. We also reserve the right, as described below under “—Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

If you wish to tender old notes in exchange for new notes in the exchange offer, we will require that you represent to us that, among other things:

•	you are not an affiliate of us;

•	you will acquire any new notes in the ordinary course of your business;

•	you are not engaging nor do you intend to engage in a distribution of such new notes; and

•	at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the new notes.

In addition, in connection with the resale of new notes, any participating broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Return of Old Notes

If we do not accept any tendered old notes for any reason described in the terms and conditions of the exchange offer or if you withdraw any tendered old notes or submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged old notes without expense to you promptly after the expiration date. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the old notes to an account maintained with the depositary promptly after the expiration date.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC’s book-entry transfer facility for the purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with ATOP. Although delivery of old notes may be effected through book-entry transfer at DTC, you must transmit and the exchange agent must receive, the letter of transmittal or facsimile of the letter of transmittal, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents at the address below under “—Exchange Agent” on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your old notes and (1) your old notes are not immediately available, or (2) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date or (3) you cannot comply with the book-entry transfer procedures on a timely basis, you may effect a tender if:

(a) the tender is made by or through an eligible guarantor institution;

(b) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery), or a properly transmitted agent’s message and notice of guaranteed delivery, substantially in the form provided by us, that:

•	states your name and address, the certificate number(s) of the old notes (if you hold physical certificates representing the old notes) and the principal amount of old notes tendered;

•	states that the tender is being made by that notice of guaranteed delivery; and

•	guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

(c) the exchange agent receives within three New York Stock Exchange trading days after the expiration date either the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and other documents required by the letter of transmittal.

Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate numbers, if applicable; and

•	be signed by you in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees.

In addition, the notice of withdrawal must specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder (if different from that of the tendering holder) or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us and shall be final and binding on all parties. We will not deem any old notes properly withdrawn to have been validly tendered for purposes of the exchange offer, and we will not issue new notes with respect to those old notes unless you validly retender the withdrawn old notes. Properly withdrawn old notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the new notes for, any old notes and may terminate the exchange offer before the acceptance of any old notes for exchange, if at any time prior to the expiration date either of the following events occurs:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC; or

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

If we determine in our sole discretion that any of these conditions occurred, we may:

•	refuse to accept any old notes and return all tendered old notes to you;

•	extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to your rights to withdraw the old notes; or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire prior to or during such five to ten business day period.

These conditions are for our sole benefit and if we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Termination of Certain Rights

All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

•	indemnify you and certain parties related to you against certain liabilities including liabilities under the Securities Act; and

•	provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such old notes pursuant to Rule 144A.

Exchange Agent

U.S. Bank National Association has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery with respect to the old notes should be addressed to the exchange agent as follows:

By Registered Mail, Certified Mail, Overnight Courier or Hand Delivery:

U.S. Bank National Association

Attention: Specialized Finance

111 Fillmore Avenue

St. Paul, Minnesota 55107-1402

Reference: Silgan Holdings Inc.

By Telephone: (800) 934-6802

By Facsimile: (651) 466-7372

By Email: cts.specfinance@usbank.com

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; additional principal solicitations may be made by telecopier, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers-dealers or others soliciting acceptances of the exchange offer. We will however, pay the exchange agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, which include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. The amount of any transfer taxes will be payable by you if:

•	certificates representing new notes, or old notes not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer.

If you do not submit satisfactory evidence of payment of the transfer taxes or exemption therefrom with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities. Accordingly, those old notes may be resold only:

•	to a person to whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the old notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As such, the issuance of the new notes in exchange for old notes will not result in any increase in our indebtedness.

We used the net proceeds from the issuance of the old notes of $294.3 million, after deducting the initial purchasers’ discount and estimated offering expenses, to repay outstanding revolving loans under the 2011 Credit Facility.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2014.

The completion of the exchange offer will not change the amount of debt outstanding or otherwise affect our capitalization. You should read this table in conjunction our unaudited condensed consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis” section contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which is incorporated by reference into this prospectus.

At March 31, 2014
(in millions of U.S. dollars except share data)
Bank debt:
Bank revolving loans	$182.4
U.S. term loans	365.0
Canadian term loans	62.7
Euro term loans	304.2
Other foreign bank revolving and term loans	145.5

Total bank debt	1,059.8
5 1⁄2% Senior Notes	300.0
5% Senior Notes	500.0

Total debt	1,859.8
Less current portion	302.1

1,557.7
Stockholders’ equity:
Common stock, $.01 par value; 200,000,000 shares authorized, 87,556,248 shares issued and 63,554,045 shares outstanding	0.9
Paid-in capital	215.9
Retained earnings	1,191.5
Accumulated other comprehensive loss	(47.9)
Treasury stock at cost (24,002,203,shares)	(635.3)

Total stockholders’ equity	725.1

Total capitalization	$2,584.9

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement

The Credit Facility. On January 14, 2014, we completed the refinancing of our 2011 Credit Facility by entering into our Credit Agreement. Under our Credit Agreement, we borrowed term loans and have available to us revolving loans. The term loans provided under our Credit Agreement refinanced the term loans outstanding under the 2011 Credit Facility. The term loans consist of $365 million of U.S. term loans, Cdn $70 million of Canadian term loans and €220 million of Euro term loans, all of which were outstanding and totaled U.S. denominated $731.9 million at March 31, 2014. Under our Credit Agreement, the revolving loans consist of a $985.6 million multicurrency revolving loan facility and a Cdn $15.0 million Canadian revolving loan facility. We may use revolving loans under our Credit Agreement for working capital and other general corporate purposes, including acquisitions, dividends, stock repurchases and refinancing of other debt. At March 31, 2014, there were $182.4 million of revolving loans outstanding under our Credit Agreement. After taking into account letters of credit of $22.7 million, borrowings available under the revolving loan facilities of our Credit Agreement were $781.5 million and Cdn $14.0 million on March 31, 2014. Pursuant to our Credit Agreement, we also have a $1.25 billion multicurrency uncommitted incremental loan facility (which amount may be increased as provided in our Credit Agreement), of which all of it may be borrowed in the form of term loans or up to $625.0 million of it may be borrowed in the form of revolving loans. The uncommitted multicurrency incremental loan facility provides, among other things, that any incremental term loan borrowing shall be denominated in a single currency, either U.S. dollars or certain foreign currencies; have a maturity date no earlier than the maturity date for the term loans; and be used for working capital and general corporate purposes, including to finance acquisitions, to refinance any indebtedness assumed as part of such acquisitions, to pay dividends, to repurchase common stock, to refinance or repurchase debt as permitted and to repay outstanding revolving loans.

Security and Guarantees. The indebtedness under our Credit Agreement is guaranteed by Silgan and its U.S., Canadian and Dutch subsidiaries. The stock of our U.S., Canadian and Dutch subsidiaries has been pledged as security to the lenders under our Credit Agreement.

Payment of Loans. Revolving loans may be borrowed, repaid and reborrowed until their final maturity on January 14, 2019. The term loans mature on January 14, 2020, and principal on the term loans is required to be repaid in scheduled annual installments as provided in our Credit Agreement beginning in December 2015. Our Credit Agreement requires us to prepay the term loans with proceeds received in excess of certain amounts from certain asset sales. The mandatory repayment provisions under our Credit Agreement are less restrictive in the aggregate than under our 2011 Credit Facility. Generally, mandatory repayments of term loans are allocated pro rata to each of the term loans and applied first to the scheduled amortization payments in the year of such repayments (or, if no such payment is due in such year, to the payment due in the immediately succeeding year or the next succeeding year) and, to the extent in excess thereof, pro rata to the remaining installments of the term loans. Voluntary prepayments of term loans may be applied to any tranche of term loans at our discretion and are applied to the scheduled amortization payments in direct order of maturity. Amounts repaid under the term loans may not be reborrowed.

Interest and Fees. Under our Credit Agreement, the interest rate for U.S. term loans will be either the Eurodollar Rate or the base rate under our Credit Agreement plus a margin, the interest rate for Canadian term loans will be either the CDOR Rate or the Canadian prime rate under our Credit Agreement plus a margin and the interest rate for Euro term loans will be the Euro Rate under our Credit Agreement plus a margin. Amounts outstanding under the revolving loan facilities incur interest at the same rates as the U.S. term loans in the case of U.S. dollar denominated revolving loans and as the Canadian term loans in the case of Canadian dollar denominated revolving loans. Euro and Pounds Sterling denominated revolving loans would incur interest at the applicable Euro Rate plus the applicable margin. At March 31, 2014, the margin for term loans and revolving loans maintained as Eurodollar Rate, CDOR Rate or Euro Rate loans was 1.50 percent and the margin for term loans and revolving loans maintained as base rate or Canadian prime rate loans was 0.50 percent. In accordance with our Credit Agreement, the interest rate margin on all loans will be reset quarterly based upon our Total Net Leverage Ratio as provided in our Credit Agreement. As of March 31, 2014, the interest rates on U.S. term loans, Canadian term loans and Euro term loans were 1.73 percent, 2.77 percent and 1.76 percent, respectively.

Our Credit Agreement provides for the payment of a commitment fee ranging from 0.20 percent to 0.35 percent per annum on the daily average unused portion of commitments available under the revolving loan facilities (0.25 percent at March 31, 2014). The commitment fee is reset quarterly based on our Total Leverage Ratio as provided in our Credit Agreement.

Certain Covenants. Our Credit Agreement contains certain financial and operating covenants which limit, subject to certain exceptions, among other things, our ability to incur additional indebtedness; create liens; consolidate, merge or sell assets; make certain advances, investments or loans; enter into certain transactions with affiliates; and engage in any business other than the packaging business and certain related businesses. In addition, we are required to meet specified financial covenants consisting of Interest Coverage and Total Net Leverage Ratios, each as defined in our Credit Agreement.

Events of Default. Our Credit Agreement contains certain customary provisions concerning events of default. Upon the occurrence and continuation of any such event of default under the new credit facility, the lenders are permitted, among other things, to accelerate the maturity of the term loans and the revolving loans and all other outstanding indebtedness under our Credit Agreement and terminate their commitments to make any further revolving loans or to issue any letters of credit.

Other Unsecured Foreign Bank Revolving and Term Loans

We have certain other bank revolving and term loans outstanding in foreign countries. At March 31, 2014, these bank revolving loans allowed for total borrowings of up to $193.5 million (translated at exchange rates in effect at the balance sheet date). These bank revolving and term loans bear interest at rates ranging from 1.1 percent to 9.2 percent. For 2013, 2012 and 2011, the weighted average annual interest rate paid on these loans was 3.8 percent, 3.7 percent and 3.4 percent, respectively.

5% Senior Notes

On March 23, 2012, we issued $500 million aggregate principal amount of our 5% Notes, at 100 percent of their principal amount. We currently have outstanding all $500 million in aggregate principal amount of our 5% Notes. The 5% Notes are general unsecured obligations, ranking equal in right of payment with our unsecured unsubordinated indebtedness, including the notes, and ahead of our subordinated debt, if any. The 5% Notes are structurally subordinated to our secured debt to the extent of the assets securing such debt and effectively subordinated to all obligations of our subsidiaries. Interest on the 5% Notes is payable semi-annually in cash on April 1 and October 1 of each year, and the 5% Notes mature on April 1, 2020.

DESCRIPTION OF THE NOTES

We issued the old notes, and will issue the new notes, under an indenture, dated as of September 9, 2013, between Silgan Holdings Inc. and U.S. Bank National Association, as Trustee, copies of which you may request from us. We refer to the old notes and the new notes, collectively, as the notes. The form and terms of the new notes are substantially identical in all material respects to the form and terms of the old notes, except that the new notes have been registered under the Securities Act, the transfer restrictions and registration rights applicable to the old notes will not apply to the new notes, and the new notes will not contain any provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer. Any old notes that remain outstanding after the consummation of the exchange offer, together with the new notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages of an aggregate principal amount of the outstanding notes will be deemed, at any time after the exchange offer is consummated, to be references to the same percentages of the aggregate principal amount of the old notes and new notes, treated as one class, then outstanding.

The following summary of certain provisions of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Unless we otherwise indicate or the context otherwise requires, when we refer to the term “holder” or “holders,” we are referring to the registered holder or holders of any note. In addition, for purposes of this section, references to “we”, “us”, or “our” mean Silgan Holdings Inc. and its successors under the indenture and not its subsidiaries. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.”

General

The old notes are, and the new notes will be, general senior unsecured obligations of Silgan Holdings Inc. and will mature on February 1, 2022. Each note will bear interest at 5 1⁄2% per annum from September 9, 2013, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on the interest payment dates of February 1 and August 1 of each year to holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date.

All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

The old notes were, and the new notes will be, issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge.

We may issue additional notes (“Additional Notes”), in an unlimited amount, under the indenture, subject to the covenants below, covenants in our other agreements and applicable law. Any such Additional Notes subsequently issued, together with the new notes and any old notes that remain outstanding after the consummation of the exchange offer, will be treated as a single class for all purposes under the indenture.

Optional Redemption

Beginning August 1, 2017, we, at any time and from time to time, may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s last address as it appears in the records of the Trustee at the redemption prices (expressed in percentages of principal amount), set forth below plus accrued and unpaid interest to the date fixed for such redemption pursuant to the indenture (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing August 1, of the years indicated below:

Year	Redemption Price
2017	102.750%
2018	101.375%
2019 and thereafter	100.000%

In addition, at any time prior to August 1, 2016, we may redeem up to 35% of the principal amount of the notes originally issued (including any Additional Notes) with the Net Cash Proceeds of one or more sales of our Capital Stock (other than Disqualified Stock) at a redemption price (expressed as a percentage of principal amount) of 105.500%, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date); provided that at least 65% of the aggregate principal amount of notes originally issued (including any Additional Notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

At any time prior to August 1, 2017, we may redeem all or part of the notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date).

For purposes of the foregoing discussion, the following definitions apply:

“Applicable Premium” means the greater of (i) 1.0% of the then outstanding principal amount of the note or (ii) the excess of (a) the present value at such redemption date of (x) the redemption price of the note at August 1, 2017 (such redemption price being described in the first paragraph of this section “—Optional Redemption”) plus (y) all remaining required interest payments due on the note through August 1, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the notes to August 1, 2017, provided, however, that if the then remaining term to August 1, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the notes to August 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

In the case of any partial redemption, the Trustee shall select the notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed. If the notes are not listed on a national securities exchange, then the Trustee shall make the selection on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

No note of $1,000 in principal amount or less, however, shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A replacement note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder upon cancellation of the original note.

Mandatory Redemption

We are not required to make any mandatory redemption of the notes.

Sinking Fund

There will be no sinking fund payments for the notes.

Ranking

The new notes will be our general senior unsecured obligations. Accordingly, they will:

•	be effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our Credit Agreement, to the extent of the value of the assets securing such indebtedness;

•	be effectively junior to all of the existing and future obligations, including trade payables, of our subsidiaries;

•	rank equal in right of payment with all of our existing and future senior indebtedness, including the 5% Notes; and

•	rank senior in right of payment to all of our existing and future subordinated indebtedness.

At March 31, 2014, we had $1,859.8 million of total consolidated indebtedness, $914.3 million of which was secured indebtedness under our Credit Agreement, $500 million of which was indebtedness evidenced by the 5% Notes, $300 million of which was indebtedness evidenced by the old notes and $145.5 million of which was other foreign bank revolving and term loans and none of which was subordinated indebtedness. The indebtedness under our Credit Agreement is guaranteed by Silgan and its U.S., Canadian and Dutch subsidiaries. The stock of our U.S., Canadian and Dutch subsidiaries has been pledged as security to the lenders under our Credit Agreement. See “Capitalization” and “Description of Certain Indebtedness.”

None of our subsidiaries will initially guarantee the notes. As of March 31, 2014, our subsidiaries had other liabilities, including trade payables and accrued expenses, of approximately $546.2 million on a combined basis, excluding indebtedness under our Credit Agreement and other foreign bank revolving and term loans. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes,” “Capitalization” and “Description of Certain Indebtedness.”

Repurchase at the Option of Holders Upon a Change of Control

If a Change of Control occurs, unless we have exercised our right to redeem the notes as described above under “—Optional Redemption” within 60 days after the Change of Control, we will make an offer (a “Change of Control Offer”) to each holder of notes to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000, of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased, plus any accrued and unpaid interest on the notes repurchased to but excluding the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control or, at our option, prior to the consummation of the Change of Control transaction, but after the public announcement thereof, we will send a notice to each holder describing the transaction or transactions that constitutes the Change of Control and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice. If sent prior to the date of consummation of the Change of Control transaction, the notice will state that the Change of Control Offer is conditioned on a Change of Control occurring prior to the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to a Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the depositary will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis (unless otherwise required by law or applicable stock exchange or depositary requirements).

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Any notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a sale of common stock or other corporate transaction.

Covenants

Limitation on Liens

We will not, nor will we permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien (other than Permitted Liens) upon any Principal Property or upon the Capital Stock or Indebtedness of any of our Principal Property Subsidiaries, in each case to secure Indebtedness of ours, any Subsidiary of ours or any other Person, without securing the notes (together with, at our option, any other Indebtedness of ours or any of our Subsidiaries ranking equally in right of payment with the notes) equally and ratably with or, at our option, prior to, such other Indebtedness for so long as such other Indebtedness is so secured. Any Lien that is granted to secure the notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes under this covenant.

“Permitted Liens” means (without duplication):

(1) Liens securing Indebtedness on any Principal Property existing at the time of its acquisition and Liens created contemporaneously with or within 360 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the later of (a) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “Substantial Improvement”) of such Principal Property or (b) the placing in operation of such Principal Property after the acquisition or completion of any such construction or Substantial Improvement;

(2) Liens on property or assets or shares of Capital Stock or Indebtedness of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with, or its assets or Capital Stock are acquired by, us or any of our Subsidiaries or it otherwise becomes a Subsidiary of ours; provided, however, that in each case (a) the Indebtedness secured by such Lien was not incurred in contemplation of such merger, combination, amalgamation, consolidation, acquisition or transaction in which such Person becomes a Subsidiary of ours and (b) such Lien extends only to the Capital Stock and assets of such Person (and Subsidiaries of such Person) and/or to property other than Principal Property or the Capital Stock or Indebtedness of any Subsidiary of ours;

(3) Liens securing Indebtedness in favor of us and/or one or more of ours Subsidiaries;

(4) Liens in favor of or required by a governmental unit in any relevant jurisdiction, including any departments or instrumentality thereof, to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition or construction of or improvements or alterations to property subject thereto;

(5) Liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business and consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;

(6) Liens existing on the date of the indenture;

(7) Liens to secure any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1) through (6) above or clauses (10) or (12) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as (a) such Lien is limited to (i) all or part of substantially the same property which secured the Lien extended, renewed, refinanced, refunded or replaced and/or (ii) property other than Principal Property or the Capital Stock or Indebtedness of any Principal Property Subsidiary of ours and (b) the amount of Indebtedness secured is not increased (other than by the amount equal to any costs, expenses, premiums, fees or prepayment penalties incurred in connection with any extension, renewal, refinancing, refunding or replacement);

(8) Liens in respect of cash in connection with the operation of cash management programs and Liens associated with the discounting or sale of letters of credit and customary rights of set off, banker’s Lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the Uniform Commercial Code or arising by operation of law;

(9) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of ours or any of our Restricted Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges;

(10) additional Liens securing Indebtedness in an aggregate principal amount not to exceed, as of the date such Indebtedness is incurred, the greater of (x) the amount that would cause our Consolidated Secured Leverage Ratio to be greater than 3.50 to 1.00 as of such date of incurrence and (y) $2.5 billion;

(11) Liens on or sales of receivables;

(12) other Liens, in addition to those permitted in clauses (1) through (11) above, securing Indebtedness having an aggregate principal amount (including all outstanding Indebtedness incurred pursuant to clause (7) above to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12)), measured as of the date of the incurrence of any such Indebtedness (after giving pro forma effect to the application of the proceeds therefrom), taken together with the amount of all Attributable Debt of us and our Restricted Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions,” not to exceed 15% of our Consolidated Net Tangible Assets measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred);

(13) landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business with respect to amounts (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens that (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(15) (a) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (i) secure Indebtedness or (ii) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business by us and our Restricted Subsidiaries of such real property and (b) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(16) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of Indebtedness) or leases, warranties, statutory or regulatory obligations or self-insurance arrangements arising in the ordinary course of business, banker’s acceptances, surety and appeal bonds, performance bonds and other obligations of a similar nature to which we or any Restricted Subsidiary is a party, in each case, made in the ordinary course of business; or

(17) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under the indenture.

For purposes of clauses (10) and (12) above, (a) with respect to any revolving credit facility secured by a Lien, the full amount of Indebtedness that may be borrowed thereunder will be deemed to be incurred at the time any revolving credit commitment thereunder is first extended or increased and will not be deemed to be incurred when such revolving credit facility is drawn upon and (b) if a Lien by us or any of our Restricted Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured.

Limitation on Sale and Leaseback Transactions

We will not, nor will we permit any of our Restricted Subsidiaries to, enter into any arrangement with any other Person pursuant to which we or any of our Restricted Subsidiaries leases any Principal Property that has been or is to be sold or transferred by us or the Restricted Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if we or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased, without equally and ratably securing the notes, in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.

In addition, the following Sale and Leaseback Transactions are not subject to the limitation above and the provisions described in “—Limitation on Liens” above:

(1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(2) leases between only us and a Restricted Subsidiary of ours or only between Restricted Subsidiaries of ours;

(3) leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by us) of the subject property and we apply an amount equal to the net proceeds of the sale to the retirement of long term Indebtedness or the purchase, construction, development, expansion or improvement of other property or equipment used or useful in its business, within 360 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, we may deliver notes or other debt securities to the trustee for cancellation; and

(4) leases of property executed by the time of, or within 360 days after the latest of, the acquisition, the completion of construction, development, expansion or improvement, or the commencement of commercial operation, of the subject property.

Merger, Consolidation or Sale of Assets

We may not, directly or indirectly: (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(a) we are the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, conveyance or other disposition has been made is either a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or, if such Person is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger, if other than us, or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among us and our Subsidiaries.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of our Indebtedness, other than Indebtedness under our Credit Agreement or other Indebtedness not to exceed $125.0 million in the aggregate, or any Indebtedness of any Subsidiary Guarantor, if any (“Guaranteed Indebtedness”), unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the notes by such Restricted Subsidiary (a “Subsidiary Guarantor”); and

(2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the notes have been paid in full in cash.

This paragraph shall not, however, be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is:

(1) equal in right of payment with the notes, then the Guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated to, the Subsidiary Guarantee; or

(2) subordinated in right of payment to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Any Subsidiary Guarantee by a Restricted Subsidiary, however, shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person that is not one of our Affiliates, of all of our and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

(2) the release or discharge of the Guarantee which resulted in the creation of the Subsidiary Guarantee, except a discharge or release by or as a result of payment under the Guarantee.

SEC Reports and Reports to Holders

Whether or not we are then required to file reports with the SEC, we shall file with the SEC all such reports and other information as we would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if we were subject thereto. We shall supply the Trustee and each holder of notes or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.

Events of Default

The following events are defined as “Events of Default” in the indenture:

(1) a default in the payment of principal of (or premium, if any, on) any note when it is due and payable at maturity, upon acceleration, redemption or otherwise;

(2) a default in the payment of interest on any note when due and payable, and such default continues for a period of 30 days;

(3) the failure by us, for 30 days after receipt of notice to us specifying the default from the Trustee or the holders of 25% or more in aggregate principal amount of the notes then outstanding, to make or consummate a Change of Control Offer in accordance with the “Repurchase of Notes upon a Change of Control” covenant;

(4) we default in the performance of or breach any other covenant or agreement in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 consecutive days after we receive written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the notes then outstanding;

(5) there occurs with respect to any issue or issues of our Indebtedness or Indebtedness of any Significant Subsidiary (other than a receivables securitization entity) having an outstanding principal amount of $75 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall be created after the date of the indenture:

(a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after we receive notice from the trustee or holders of at least 25% of the aggregate principal amount of notes then outstanding of such acceleration; and/or

(b) the failure to make a principal payment at the final (but not any interim) fixed maturity (after giving effect to any grace period provided in such Indebtedness) and the defaulted payment shall not have been made, waived or extended within 30 days after we receive notice from the trustee or holders of at least 25% of the aggregate principal amount of notes then outstanding of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $75 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $75 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our property and assets or the property and assets of any Significant Subsidiary, or (c) the winding up or liquidation of our affairs or the affairs of any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(8) we or any Significant Subsidiary (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (b) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of the property and assets of us or any Significant Subsidiary, or (c) effect any general assignment for the benefit of creditors; or

(9) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary, if any, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor that is a Significant Subsidiary, if any, denies or disaffirms its obligations under its Subsidiary Guarantee.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to us) occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable.

Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest on the notes then outstanding shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to us and to the Trustee, may waive all past defaults and rescind and annul such declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of the other holders of notes that are not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1) the holder gives the Trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) the holder or holders provide the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of our activities and the activities of our Restricted Subsidiaries as well as our performance under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Defeasance

We may, at our option and at any time elect to have all of our obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors, if any, discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

(2) our obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our and the Subsidiary Guarantors’, if any, obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of our Subsidiaries released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes. If we exercise our Legal Defeasance option, each Subsidiary Guarantor, if any, will be released from all of its obligations with respect to its Subsidiary Guarantee. We may exercise our Legal Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or independent public accountants, to pay the principal of, or interest and premium on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which we or any of our Subsidiary Guarantors is a party or by which we or any of our Subsidiary Guarantors is bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of ours or others; and

(7) we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either:

(a) all of the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust by us and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable pursuant to an optional redemption notice or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) we have paid all other sums payable under the indenture by us.

The Trustee will acknowledge in writing the satisfaction and discharge of the indenture if we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

We and the Trustee may make the following modifications and amendments to the indenture without the consent of any holder of notes:

(1) to cure any ambiguity, defect or inconsistency in the indenture, provided that such modification or amendment shall not, in the good faith opinion of the Board of Directors, adversely affect the interest of the holders of the notes in any material respect;

(2) to provide for the assumption of our obligations to the holders of the notes and Subsidiary Guarantees, if any, in case of a merger or consolidation or sale of all or substantially all of our or such Subsidiary Guarantor’s, if any, assets, as applicable;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of appointment under the indenture by a successor Trustee;

(5) to make any change that does not materially and adversely affect the rights of any holder of notes;

(6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(7) to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes;

(8) to secure the notes; or

(9) to release any Lien granted in favor of the holders of the notes pursuant to the first paragraph of the covenant described in “—Certain Covenants—Limitation on Liens,” upon release of the Lien securing the underlying obligation that gave rise to such Lien.

We and the Trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note;

(5) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

(8) amend or modify any of the provisions of the indenture in any manner which subordinates the notes issued thereunder in right of payment to any of our other Indebtedness.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling Person of Silgan Holdings Inc. or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act, incorporated by reference therein contain limitations on the rights of the Trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The certificates representing the new notes will be issued in fully registered global form without interest coupons, or global notes. The global notes will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. Ownership of beneficial interests in a global note will be limited to (1) participants who have accounts with DTC, or participants, or (2) persons who hold interests through participants including Euroclear Bank S.A., or Euroclear, and Clearstream Banking, société anonyme, or Clearstream.

Ownership of beneficial interests in a global note will be limited to participants who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of any of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of such new notes represented by such global note for all purposes under the indenture and the new notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global notes or no longer a clearing agency registered under the Exchange Act, and, in either case, a successor depositary is not appointed by us within 120 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with the DTC’s rules and procedures in addition to those provided for under the indenture.

Same Day Settlement and Payment

We will make payments in respect of the new notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal and interest with respect to certificated notes, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Neither we, the Trustee nor any Paying Agent will have any responsibility of liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means our Board of Directors or any duly authorized committee of the Board of Directors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

“Capital Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of the lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Lease Obligation” means the discounted present value of the rental obligations under a Capital Lease.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Change of Control” means such time as:

(1)(a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Permitted Holders, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the total voting power of our Voting Stock; and (b) Permitted Holders beneficially own, directly or indirectly, less than 18% of the total voting power of our Voting Stock; or

(2) individuals who on the Issue Date constitute the Board of Directors (together with any new directors nominated by Mr. Horrigan and/or Mr. Silver and any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and receivables financings, and net payments, if any, pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization, including amortization of goodwill and all other intangibles and other non-cash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period (excluding rationalization or restructuring charges), of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(1) the Net Income of any Person (other than us) that is not a Subsidiary or that is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary of the Person;

(2) the Net Income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, excluding the effect of restrictions contained in agreements in effect at the time any such Subsidiary is acquired by the specified Person;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(4) the cumulative effect of a change in accounting principles;

(5) any gains or losses (on an after-tax basis) attributable to asset dispositions;

(6) all extraordinary, unusual or non-recurring gains, charges, expenses or losses;

(7) any non-cash compensation expenses recorded from grants of stock options, restricted stock and other equity equivalents to officers, directors and employees;

(8) any impairment charge or asset write off or write down;

(9) net charges associated with or related to any restructurings or rationalizations;

(10) all financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related costs and expenses of us and our Subsidiaries, including the amount of any write-off of deferred financing costs or debt discount or issuance costs and the amount of charges related to any premium paid in connection with repurchasing or refinancing Indebtedness, incurred as a result of acquisitions, investments, refinancings, redemptions or tenders of Indebtedness, asset or stock sales and the issuance of Capital Stock or Indebtedness (in each case whether or not consummated), all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related acquisition, investment, refinancing, redemption, tender or asset or stock sale;

(11) expenses incurred by us or any Subsidiary to the extent reimbursed or reimbursable within one year (as determined in good faith by our chief financial officer) in cash by a third party;

(12) all other non-cash charges, including unrealized gains or losses on agreements with respect to Hedging Obligations and all non-cash charges associated with announced restructurings, whether announced previously or in the future (such non-cash restructuring charges being “Non-Cash Restructuring Charges”);

(13) the amount of all payments made in connection with severance packages, accelerated payments of long-term incentive awards, cash payments in lieu of anticipated equity awards, vested options, pro-rated bonuses, retention payments and any additional amounts paid with respect to any increased payments for taxes in connection with any acquisitions (including in connection with the closing of any of our or any of our Subsidiaries then existing facilities in connection with any acquisition);

(14) the amount of any non-cash foreign currency losses;

(15) to the extent not otherwise excluded from the calculation of Consolidated Net Income, the impact of Accounting Standards Codification 715-60; and

(16) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus (a) all current liabilities of such Person and its Subsidiaries reflected on such balance sheet (excluding any revolving loans pursuant to our Credit Agreement and current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Indebtedness” means, with respect to any specified Person as of any date, (a) the total amount of Indebtedness of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date that is secured by a Lien on the assets or property of such specified Person or upon shares of Capital Stock or Indebtedness of any of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus (b) the total amount of Capital Lease Obligations of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date, as determined on a consolidated basis in accordance with GAAP, plus (c) the total amount of Attributable Debt in respect of Sale and Leaseback Transactions of such Person and its Subsidiaries as of such date.

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the Consolidated Secured Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness that is secured by a Lien on Principal Property of such Person or upon shares of stock or Indebtedness of any of its Subsidiaries (other than ordinary working capital borrowings) subsequent to the commencement of the period for which such Consolidated Cash Flow is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Secured Leverage Ratio:

(1) acquisitions and dispositions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and giving effect to the application of proceeds from any dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded,

provided that to the extent that clause (1) or (2) of this paragraph requires that pro forma effect be given to an acquisition, disposition or discontinued operations, as applicable, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of ours (and may include, for the avoidance of doubt and without duplication, cost savings, synergies and operating expense reductions resulting from such acquisition whether or not such cost savings, synergies or operating expense reductions would be allowed under Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC).

“Credit Agreement” means the credit agreement dated July 28, 2011, by and among us, Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc. and such other borrowers party thereto, Deutsche Bank AG New York Branch, as Administrative Agent, Deutsche Bank Securities Inc., Merrill Lynch Pierce Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. (“CGMI”), as Joint Lead Arrangers and Joint Book Managers, Bank of America N.A., as Syndication Agent, CGMI and Wells Fargo Bank, N.A., as Co-Documentation Agents, and the various lenders party thereto, together with the related documents thereof (including without limitation any Guarantees and security documents), in each case as the Indebtedness under such agreements may be increased and such agreements may be amended (including any amendment and restatement thereof), supplemented, renewed, extended, substituted, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are our Subsidiaries) all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed prior to the Stated Maturity of the notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes.

Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Repurchase of Notes upon a Change of Control” covenant described above; and

(2) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such notes as are required to be repurchased pursuant to the “Repurchase of Notes upon a Change of Control” covenant described above.

“Domestic Subsidiary” means any Subsidiary of ours that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except with respect to amounts less than $5,000,000) in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board of Directors resolution. However, in the event that:

(1) we or any of our Restricted Subsidiaries shall dedicate assets substantially to products sold to any principal customer; and

(2) the customer requires that we or our Restricted Subsidiary grant such customer an option to purchase the assets (or the entity owning the assets),

then “fair market value” shall, for purposes of the “Limitation on Sale and Leaseback Transactions” covenant, be deemed to be the price paid by the customer for the assets or the entity.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arms-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any specified Person, the net payment obligations of such Person under:

(1) interest rate swap agreements (including from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, in respect of borrowed money, whether evidenced by credit agreements, bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any Principal Property of the specified Person or upon the shares of Capital Stock or Indebtedness of any Subsidiary of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person or any liability of any person, whether or not contingent and whether or not it appears on the balance sheet of such Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value (as determined in good faith by our Board of Directors) of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

For avoidance of doubt, a letter of credit or analogous instrument will not constitute Indebtedness until it has been drawn upon.

“Issue Date” means September 9, 2013.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Cash Proceeds” means with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold to us or any Restricted Subsidiary with recourse) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any specified Person, the net income or loss of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries;

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

(3) any one time charges (including legal, accounting, debt issuance and debt retirement costs) resulting from the offering of the old notes, the application of the net proceeds therefrom and the payment of related fees and expense.

“Permitted Holders” means any of the following persons:

(1) Mr. Horrigan and Mr. Silver;

(2) Affiliates, siblings, children and other lineal descendants, spouses or former spouses, widows or widowers and estates of either of the Persons referred to in clause (1) above;

(3) any trust having as its sole beneficiaries one or more of the Persons referred to in clauses (1) or (2) above; and

(4) any Person a majority of the voting power of the outstanding Capital Stock of which is owned by one or more of the Persons referred to in clauses (1), (2) or (3) above.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Property” means any manufacturing plant or manufacturing facility owned by us or any of our Subsidiaries located within the continental United States that has a net book value in excess of 2.0% of our Consolidated Net Tangible Assets. For purposes of this definition, net book value will be measured at the time the relevant Lien is being created, at the time the relevant secured Indebtedness is incurred or at the time the relevant Sale and Leaseback Transaction is entered into, as applicable.

“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Principal Properties.

“Restricted Subsidiary” means any of our Domestic Subsidiaries.

“Significant Subsidiary” means, at any date of determination, any Subsidiary that:

(1) for our most recent fiscal year, accounted for more than 10% of the consolidated revenues of us and our Subsidiaries; or

(2) as of the end of such fiscal year, was the owner of assets (excluding intercompany receivables) constituting more than 10% of the consolidated assets of us and our Subsidiaries, all as set forth in our most recently available consolidated financial statements for such fiscal year.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences relevant to the exchange of old notes for new notes in the exchange offer. In this discussion, we refer to the old notes and the new notes, collectively, as the notes. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof. These authorities are subject to change, which change may be retroactive and may affect the tax consequences described herein. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

We urge prospective investors to consult their tax advisors with respect to the U.S. federal income tax consequences to them of the exchange offer and purchase, ownership and disposition of notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal income and other tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, a holder of the notes will not recognize a taxable gain or loss as a result of exchanging old notes for new notes, a holder’s holding period in the new notes will include the holding period of the old notes exchanged therefor, and a holder will have the same adjusted tax basis in the new notes as such holder had in the old notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The registration rights agreement we executed in connection with the offering of the old notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 60 days after the expiration date of the exchange offer and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to our participation in the exchange offer and will indemnify holders of the old notes against certain liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

The validity of the new notes offered hereby will be passed upon for us by Winston & Strawn LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Offer to Exchange

$300,000,000 aggregate principal amount of 5 1⁄2% Senior Notes due 2022 for

$300,000,000 aggregate principal amount of 5 1⁄2% Senior Notes due 2022 that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended, provide for indemnification of our officers and directors against costs and expenses incurred in connection with any action or suit to which such person is a party to the fullest extent permitted by the General Corporation Law of the State of Delaware. We have purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by our directors and officers in connection with the performance of their duties. Certain of our affiliates also maintain insurance and provide indemnification substantially similar to the foregoing.

See Item 22 of this registration statement regarding the position of the Securities and Exchange Commission.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, dated June 13, 2006, Commission File No. 000-22117).

3.2	Amendment to the Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, dated June 11, 2010, Commission File No. 000-22117).

3.3	Amendment to the Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, dated June 11, 2010, Commission File No. 000-22117).

3.4	Amended and Restated By-laws of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, dated June 13, 2006, Commission File No. 000-22117).

3.5	First Amendment to Amended and Restated By-laws of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.4 filed with our Annual Report on Form 10-K for the year ended December 31, 2007, Commission File No. 000-22117).

4.1	Indenture, dated as of March 23, 2012, by and between Silgan Holdings Inc. and U.S. Bank National Association, as trustee, with respect to the 5% Senior Notes due 2020 (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated March 29, 2012, Commission File No. 000-22117).

4.2	Form of Silgan Holdings Inc. 5% Senior Note due 2020 (incorporated by reference to Exhibit 4.2 filed with our Registration Statement on Form S-4, dated June 22, 2012, Registration Statement No. 333-182291).

4.3	Indenture, dated as of September 9, 2013, by and between Silgan Holdings Inc. and U.S. Bank National Association, as trustee, with respect to the 5 1⁄2% Senior Notes due 2022 (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated September 13, 2013, Commission File No. 000-22117).

4.4	Form of Silgan Holdings Inc. 5 1⁄2% Senior Note due 2022 (incorporated by reference to Exhibit 4.2 filed with our Current Report on Form 8-K, dated September 13, 2013, Commission File No. 000-22117).

4.5	Registration Rights Agreement, dated September 9, 2013, among Silgan Holdings Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co. and Deutsche Bank Securities Inc. with respect to the 5 1⁄2% Senior Notes due 2022 (incorporated by reference to Exhibit 4.3 filed with our Current Report on Form 8-K, dated September 13, 2013, Commission File No. 000-22117).

5.1*	Opinion of Winston & Strawn LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 (incorporated by reference to Exhibit 12 filed with our Annual Report on Form 10-K for the year ended December 31, 2013, Commission File No. 000-22117).

21.1	Subsidiaries of Silgan Holdings Inc. (incorporated by reference to Exhibit 21 filed with our Annual Report on Form 10-K for the year ended December 31, 2013, Commission File No. 000-22117).

23.1*	Consent of Ernst & Young LLP.

Exhibit Number	Description
23.2*	Consent of Winston & Strawn LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on Signature Page).

25.1*	Form T-1, Statement of Eligibility of Trustee with respect to the 5 1⁄2% Senior Notes.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Clients.

*	Filed herewith.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(10) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on June 11, 2014.

SILGAN HOLDINGS INC.

By:	/S/ ANTHONY J. ALLOTT
Anthony J. Allott President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Anthony J. Allott, Robert B. Lewis and Frank W. Hogan, III, and each and any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ R. PHILIP SILVER (R. Philip Silver)	Co-Chairman of the Board	June 11, 2014

/S/ D. GREG HORRIGAN (D. Greg Horrigan)	Co-Chairman of the Board	June 11, 2014

/S/ JOHN W. ALDEN (John W. Alden)	Director	June 11, 2014

/S/ WILLIAM C. JENNINGS (William C. Jennings)	Director	June 11, 2014

/S/ JOSEPH M. JORDAN (Joseph M. Jordan)	Director	June 11, 2014

/S/ EDWARD A. LAPEKAS (Edward A. Lapekas)	Director	June 11, 2014

/S/ ANTHONY J. ALLOTT (Anthony J. Allott)	President and Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2014

/S/ ROBERT B. LEWIS (Robert B. Lewis)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2014

S-1

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, dated June 13, 2006, Commission File No. 000-22117).

3.2	Amendment to the Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, dated June 11, 2010, Commission File No. 000-22117).

3.3	Amendment to the Amended and Restated Certificate of Incorporation of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, dated June 11, 2010, Commission File No. 000-22117).

3.4	Amended and Restated By-laws of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, dated June 13, 2006, Commission File No. 000-22117).

3.5	First Amendment to Amended and Restated By-laws of Silgan Holdings Inc. (incorporated by reference to Exhibit 3.4 filed with our Annual Report on Form 10-K for the year ended December 31, 2007, Commission File No. 000-22117).

4.1	Indenture, dated as of March 23, 2012, by and between Silgan Holdings Inc. and U.S. Bank National Association, as trustee, with respect to the 5% Senior Notes due 2020 (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated March 29, 2012, Commission File No. 000-22117).

4.2	Form of Silgan Holdings Inc. 5% Senior Note due 2020 (incorporated by reference to Exhibit 4.2 filed with our Registration Statement on Form S-4, dated June 22, 2012, Registration Statement No. 333-182291).

4.3	Indenture, dated as of September 9, 2013, by and between Silgan Holdings Inc. and U.S. Bank National Association, as trustee, with respect to the 5 1⁄2% Senior Notes due 2022 (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated September 13, 2013, Commission File No. 000-22117).

4.4	Form of Silgan Holdings Inc. 5 1⁄2% Senior Note due 2022 (incorporated by reference to Exhibit 4.2 filed with our Current Report on Form 8-K, dated September 13, 2013, Commission File No. 000-22117).

4.5	Registration Rights Agreement, dated September 9, 2013, among Silgan Holdings Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co. and Deutsche Bank Securities Inc. with respect to the 5 1⁄2% Senior Notes due 2022 (incorporated by reference to Exhibit 4.3 filed with our Current Report on Form 8-K, dated September 13, 2013, Commission File No. 000-22117).

5.1*	Opinion of Winston & Strawn LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 (incorporated by reference to Exhibit 12 filed with our Annual Report on Form 10-K for the year ended December 31, 2013, Commission File No. 000-22117).

21.1	Subsidiaries of Silgan Holdings Inc. (incorporated by reference to Exhibit 21 filed with our Annual Report on Form 10-K for the year ended December 31, 2013, Commission File No. 000-22117).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Winston & Strawn LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on Signature Page).

Exhibit Number	Description
25.1*	Form T-1, Statement of Eligibility of Trustee with respect to the 5 1⁄2% Senior Notes.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Clients.

*	Filed herewith.